The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-198779

Subject to Completion, Dated January 6, 2015.

FOLLOW-ON PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated September 29, 2014)

3,000,000 Shares
Class A Common Stock
$         Per Share

We are selling 2,000,000 shares of our Class A common stock, par value $0.001 per share, and the selling stockholders identified in this prospectus supplement are selling 1,000,000 shares of our Class A common stock. We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders.

We have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are substantially identical, except with respect to voting and dividends. Each share of Class A common stock is entitled to 1/20th vote per share and, in most cases, is entitled to receive dividends equal to 120% of the value of any such dividend payable with respect to a share of Class B common stock. Each share of Class B common stock is entitled to one vote per share. Following this offering, outstanding shares of Class A common stock will represent approximately 19% of the voting power of our outstanding capital stock and outstanding shares of Class B common stock will represent approximately 81% of the voting power of our outstanding capital stock. In addition, upon completion of this offering, outstanding shares of Class A common stock and Class B common stock held in the aggregate by our founder, Chairman of the Board and President, Pamela M. Lopker, and our Chief Executive Officer and Director, Karl F. Lopker, will represent approximately 54% of the aggregate voting power of our outstanding capital stock.

Our Class A common stock is listed on the Nasdaq Global Select Market under the trading symbol “QADA.” On January 2, 2015, the last reported sale price of our Class A common stock on the Nasdaq Global Select Market was $22.95 per share.

See “Risk Factors” beginning on page S-11 of this prospectus supplement and page 4 of the accompanying prospectus to read about factors you should consider before buying shares of our Class A common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholders	$	$
(1)	See “Underwriting.”

To the extent the underwriters sell more than 3,000,000 shares of Class A common stock, the underwriters have the option to purchase up to an additional 450,000 shares offered hereby from us at the price to the public less the underwriting discount. The underwriters expect to deliver the shares against payment in New York, New York on January  , 2015.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Stifel	William Blair	Canaccord Genuity

Benchmark

The date of this prospectus supplement is               , 2015

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 (File No. 333-198779) that we filed with the Securities and Exchange Commission, or “SEC,” on September 16, 2014 using a “shelf” registration process. The registration statement was declared effective by the SEC on September 29, 2014. Under this shelf registration process, we and the selling stockholders may from time to time sell shares of Class A common stock described in this prospectus supplement in one or more offerings.

This prospectus supplement describes the specific terms of the offering of our Class A common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The accompanying prospectus, dated September 29, 2014, including the documents incorporated by reference, provides more general information.

Neither we, the underwriters, nor the selling stockholders have authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus or in any related free writing prospectus filed by us with the SEC. We do not take any responsibility for, and cannot provide any assurance as to the reliability of, any information other than the information in this prospectus supplement and the accompanying prospectus or in any related free writing prospectus filed by us with the SEC. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the Class A common stock described in the accompanying prospectus or an offer to sell or the solicitation of an offer to buy such Class A common stock in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, the documents incorporated by reference herein and therein and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

References in this prospectus to “we,” “our,” “us,” “the Company,” and “QAD” refer to QAD Inc., a Delaware corporation, and its consolidated subsidiaries, unless otherwise specified.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus or the documents we incorporate by reference, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement, the accompanying prospectus, the documents we incorporate by reference and any related free writing prospectus that we may authorize to be provided to you, including the risks discussed under the heading “Risk Factors” contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference herein and therein. You should also carefully read the information incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

QAD INC.

We are a leading global provider of vertically-oriented, mission-critical enterprise software solutions for global manufacturing companies across the automotive, life sciences, consumer products, food and beverage, high technology and industrial products industries. Our mission is to deliver best-in-class software that enables our customers to operate more effectively on a global basis. QAD Enterprise Applications enables measurement and control of key business processes and supports operational requirements, including financials, manufacturing, demand and supply chain planning, customer management, business intelligence and business process management. We deliver our software solutions to our customers in a format that best meets their current and future needs - either on premise or in the cloud. Increasingly, our customers are selecting either a cloud-based deployment or a blended deployment, which is a combination of on-premise and cloud-based software, as they expand their businesses globally and as they recognize the benefits of cloud-based software.

We generated $266.3 million in revenues for our fiscal year ended January 31, 2014 and $215.5 million of revenues in the first nine months of our fiscal year 2015, representing growth of 6% and 12%, respectively, versus prior periods. Subscription revenue, which includes our cloud business, generated $19.4 million in our fiscal year 2014 and $20.3 million in the first nine months of our fiscal year 2015, representing growth of 32% and 50%, respectively, over prior periods. Over the trailing twelve month period, subscription revenue has grown at a 41% compound annual growth rate, or “CAGR”, representing $26.1 million of annualized subscription revenue, including $7.7 million in the quarter ended October 31, 2014.

Over 2,000 manufacturing companies have deployed QAD solutions to run their businesses across 4,000 sites globally. Today, our solutions are used by over 300,000 active users, of which over 10,000 are actively using our cloud solutions. We were founded in 1979 and are headquartered in Santa Barbara, California. We employ approximately 1,600 employees throughout our direct operations in 19 countries across the North America, EMEA, Asia Pacific and Latin America regions.

Market Opportunity

We believe we are well positioned in a large and growing market that is poised to transform as cloud software is increasingly adopted. The global market for Enterprise Resource Planning, or “ERP”, software for manufacturing and operations is large and growing. According to analyst reports, the global ERP market was $5.7 billion in 2013 and is anticipated to grow at a 6.7% CAGR through 2018. Within this market, the demand for cloud ERP software continues to expand, growing meaningfully faster than the overall ERP for the manufacturing and operations market. Based on our estimates derived from these analyst figures, cloud-based ERP for the manufacturing and operations market was approximately $762 million in 2013 and is anticipated to reach approximately $1.7 billion by 2018, a CAGR of 17.6%.

We believe that a number of trends are driving this shift to cloud ERP solutions, including:

•	increasing globalization of operations, workforces, customer bases and partners;
•	desire to leverage best-in-class technology platforms to drive more effective and efficient business operations, enabling management and IT resources to focus on core competencies that strengthen competitive differentiation;

•	drive to outsource a greater proportion of companies’ information technology infrastructure and support to lower IT costs; and
•	need to enable ubiquitous connectivity to systems and data as mobile devices and mobile workers continue to proliferate.

We believe our ability to deliver industry-aligned solutions in a customer-defined, cloud, on-premise or blended deployment model gives us a unique competitive position to help global companies in our target markets achieve these goals.

Our Target Vertical Markets

We focus our efforts on delivering mission-critical software solutions to enterprise customers in six core verticals – automotive, life sciences, consumer products, food and beverage, high technology and industrial products. Since inception, we have focused on these core verticals and believe such focus gives us a competitive advantage. Many of these companies operate multiple sites in multiple countries that require a distributed IT infrastructure. Our options of cloud, on-premise or blended deployment enable such customers to choose a deployment option that best meets their needs. Additionally, each of these verticals has industry-specific needs that our software solutions address to help these customers operate more effectively and efficiently both internally and externally. Examples of these industry-specific needs are:

•	Automotive – complying with OEM requirements, identifying low-cost approaches to new markets, and managing and integrating mergers and acquisitions;
•	Life Sciences – meeting global industry-related regulatory requirements, facilitating new product introductions, supporting labeling requirements, ensuring auditability/traceability, and managing complex supply chains;
•	Consumer Products – meeting global industry-related regulatory requirements, increasing consumer confidence in product safety and quality, and enabling global sustainability initiatives;
•	Food and Beverage – enabling more effective new production introductions, supporting initiatives for consumer confidence in product safety and quality, and meeting global industry-related regulatory requirements;
•	High Technology – meeting complex product requirements, managing customer service and support, and supporting mass customization initiatives that drive competitive differentiation and reduce configuration and quote errors; and
•	Industrial Products – managing variable demand dynamics, supporting lean manufacturing principles, enabling innovation and competitive differentiation, and achieving fast implementation at lower total cost of ownership.

In each of our vertical markets, QAD takes an active role with established industry groups and standards bodies to ensure that we embrace new manufacturing practices and provide innovative solutions to give our customers a competitive advantage.

Our Solution

At the core of our solutions is our ERP suite called QAD Enterprise Applications or MFG/PRO. Our ERP suite is deployed on-premise, or in the cloud as QAD Cloud ERP. QAD Enterprise Applications supports the core business processes of our global manufacturing customers, including key functions in the following areas:

•	financial management;
•	customer relationship management;
•	manufacturing planning and execution;
•	demand and supply chain planning and execution;
•	service and support management;
•	enterprise asset management;

•	business and operational analytics;
•	process and performance management; and
•	internationalization.

We also focus on the foundation and technology of our applications, such as user interface and functionality, to ensure we are delivering solutions that are easy to implement and use and enable customers to evolve towards more effective enterprises. This includes our integration platform-as-a-service which enables our customers to integrate our solutions, whether in the cloud, on-premise or in a blended deployment, with other enterprise systems our customers may have deployed, such as human capital management or salesforce automation software.

Our Competitive Advantage

We strive to help all of our customers to become an effective enterprise with every business process working at peak efficiency and perfectly aligned to their strategic goals. We believe our customers choose our solutions over those of our competitors for the following reasons:

•	Deep vertical expertise – we focus on developing solutions for customers in our six core industry verticals to provide the specific capabilities they need to run their businesses. This specific functionality enables us to deliver value beyond that provided by horizontal or general industry offerings.
•	Full-featured cloud-based offering – our cloud solution, QAD Cloud ERP, contains the same features and functionality as our on-premise ERP solutions and we believe it to be a leading full-featured cloud solution.
•	Blended deployment option – our cloud-based offering provides our customers with the flexibility to deploy and manage their IT infrastructure to best meet their specific needs. In this model, customers may have some sites deployed in the cloud and some on-premise, delivering similar functionality and user experiences to all end users, making it easier for existing customers to expand their footprint and migrate progressively to the cloud.
•	Global presence – we have a direct presence in 19 countries and support our customers through partners in many others, enabling us to better support our global manufacturing customer base. Our platform has been localized and used in over 90 different countries, and we intend to add additional languages and support evolving local requirements in order to effectively service the needs of our customers.
•	Fully aligned for customer success – we are focused on helping our customers succeed by enabling them to operate more effective and efficient businesses and manufacturing operations. We believe we have developed a comprehensive customer engagement process to help our customers succeed with our solutions and continuously identify areas for improvement in their own businesses. Our commitment to this process has led to a customer retention rate above 90%, and 92% of our customers state that they are satisfied with QAD as measured by our latest annual customer support survey.

Our Strategy

We have a number of key strategies that we believe will help drive our continued growth:

•	Continued leadership in fully-featured, flexible ERP for manufacturing companies – QAD was an early innovator in ERP for manufacturing companies and among the first to offer a cloud-based ERP platform beginning in 2007. We expect to continue to innovate to meet the needs of our global client base and target markets. We will continue our focus on offering a best-in-class cloud solution and expect the growth trends we have experienced in this area to continue since many new and existing customers are pursuing cloud strategies for their business applications.
•	Increase revenue from our existing customers – with over 2,000 customers across our core vertical markets with over 300,000 active users, we believe we have a significant opportunity to increase revenue from our existing installed base. We believe that our customers will increase their usage of existing applications and increase the number of applications they choose to buy if they are satisfied with our applications and services. As the global manufacturing economy grows, our existing customers’ businesses will grow and our solutions are designed to help them manage this growth in an effective and efficient manner. In addition, as our customers convert from on-premise implementations to the cloud we believe we will get a revenue uplift of three to four times the existing annual maintenance revenue based on our customer conversion experience to date.

•	Grow our customer base – we believe there are substantial opportunities for our software solutions to add value to thousands of enterprises globally. Further, we believe our expertise in the core verticals that we serve is well suited to meet the growing needs of global manufacturing companies. Our industry-specific solutions, combined with our cloud, on-premise and blended deployment options, enable these manufacturing businesses to continue to manage their own growth in the manner that best meets their needs and strategy. Additionally, we believe new manufacturing companies, or companies that were created through a divestiture from a larger entity, that do not have an existing legacy ERP platform, are more likely to adopt our cloud ERP solution when choosing and implementing a new ERP system to run their business. We intend to continue to invest aggressively in our direct sales and marketing capabilities to highlight these advantages for prospective new customers.
•	Continue to innovate and expand our platform – we are committed to continuous investment in research and development to ensure our products have the necessary capabilities to meet our customers’ needs and maintain or enhance our competitive position in the verticals we serve.
•	Continue to grow internationally – we believe there is significantly more opportunity for our solutions globally, using cloud, on-premise and blended deployments. Recognizing the growth in manufacturing abroad by both US-based and non-US-based companies, we plan to expand upon our success internationally by growing our direct sales force in key geographies and by collaborating with strategic partners around the world.
•	Selectively pursue acquisitions – as we have demonstrated in the past, we plan to selectively pursue acquisitions of complementary businesses and technologies that will allow us to add new features and functionality to our solutions, accelerate the pace of our innovation, and increase our market opportunity.

Recent Developments

For the third fiscal quarter of 2015, our total revenue grew 13% to $74.0 million, up from $65.7 million for the same period in fiscal 2014. For the first nine months of fiscal 2015, our total revenue grew 12% to $215.5 million, up from $192.8 million for the same period in fiscal 2014. License revenue increased to $8.6 million for the third quarter of fiscal 2015, up from $6.8 million for the same quarter last year. License revenue for the first nine months of fiscal 2015 was $24.2 million as compared to $21.6 million for the same period last year. Subscription revenue grew to $7.7 million, up from $5.1 million for last year’s fiscal third quarter, driven by continued growth of QAD Cloud ERP. For the first nine months of 2015, subscription revenue grew to $20.3 million, as compared to $13.6 million in the same nine month period of fiscal 2014. Maintenance and other revenue was $35.0 million for the third quarter of fiscal 2015 as compared to $35.6 million for the same quarter last year. Maintenance and other revenue for the first nine months of fiscal 2015 was $107.2 million, up 2% from $105.1 million for the same period last year. Professional services revenue increased to $22.6 million for the third quarter of fiscal 2015, up from $18.2 million for the same quarter last year. Professional services revenue for the first nine months of fiscal 2015 was $63.7 million, up from $52.5 million for the same period last year. We believe the growth in professional services revenue is commensurate with an increased number of on-premise customers upgrading their software as they renew their commitment to our applications, and growth in license and subscription revenue as new customers implement our software and existing customers upgrade and convert to the cloud.

Gross profit for the fiscal 2015 third quarter was $40.9 million, or 55% of total revenue, compared with $36.8 million, or 56% of total revenue, for the fiscal 2014 third quarter. For the first nine months of fiscal 2015, gross profit was $117.8 million, or 55% of total revenue, compared with $106.5 million, or 55% of total revenue for the same period in fiscal 2014.

Total operating expenses amounted to $35.0 million, or 47% of total revenue, for the fiscal 2015 third quarter, versus $33.0 million, or 50% of total revenue, for the same quarter last year. For the first nine months of fiscal 2015, total operating expenses amounted to $109.6 million, or 51% of total revenue, as compared to $102.9 million, or 53% of total revenue for the same period in fiscal 2014.

Operating income for the third quarter of fiscal 2015 was $5.9 million, which included $1.2 million in stock compensation expense. For the third quarter of fiscal 2014, operating income was $3.8 million, which included $1.2 million in stock compensation expense. For the first nine months of fiscal 2015, operating income was $8.3 million, which included $3.8 million in stock compensation expense, as compared to operating income of $3.6 million for the same period in fiscal 2014, which included $3.7 million in stock compensation expense.

Net income for the fiscal 2015 third quarter was $5.1 million, or $0.31 per diluted Class A share and $0.27 per diluted Class B share, compared with $2.0 million, or $0.13 per diluted Class A share and $0.11 per diluted Class B share, for the third fiscal quarter last year. Net income for the first nine months of 2015 totaled $6.0 million, or $0.37 per diluted Class A share and $0.31 per diluted Class B share, compared with $2.0 million, or $0.13 per diluted Class A share and $0.11 per diluted Class B share for the same period last year.

Non-GAAP net income, defined as GAAP net income before stock-based compensation, amortization of purchased intangible assets, gain/loss adjustments on our interest rate swap and certain income tax adjustments, was $6.6 million, or $0.40 per diluted Class A share and $0.34 per diluted Class B share, for the third quarter of fiscal 2015. For the third quarter of fiscal 2014, non-GAAP net income was $3.6 million, or $0.23 per diluted Class A share and $0.19 per diluted Class B share. Non-GAAP net income for the first nine months of fiscal 2015 was $10.4 million, or $0.64 per diluted Class A share and $0.54 per diluted Class B share. In comparison, non-GAAP net income for the first nine months of fiscal 2014 was $6.2 million, or $0.39 per diluted Class A share and $0.33 per diluted Class B share. Non-GAAP net income and non-GAAP earnings per diluted share are measures used by management to understand and evaluate our core operating performance and business trends. A table reconciling non-GAAP net income and non-GAAP earnings per diluted share to GAAP net income and GAAP earnings per diluted share can be found under the heading “Summary Consolidated Financial Data.”

Adjusted EBITDA, defined as GAAP net income, excluding net interest expense, depreciation and amortization, stock-based compensation, gain/loss adjustments on our interest rate swap and income tax expense was $8.9 million, or 12% of total revenue, for the third quarter of fiscal 2015 and $16.7 million, or 8% of total revenue for the first nine months of fiscal 2015. Adjusted EBITDA was $6.4 million, or 10% of total revenue for the third quarter of fiscal 2014 and $12.1 million, or 6% of total revenue for the first nine months of fiscal 2014. Adjusted EBITDA is a measure used by management to understand and evaluate our core operating performance and business trends. A table reconciling adjusted EBITDA to GAAP net income can be found under the heading “Summary Consolidated Financial Data.”

Company Information

We were founded in 1979, incorporated in California in 1986 and reincorporated in Delaware in 1997.

Our principal executive office is located at 100 Innovation Place, Santa Barbara, CA 93108, and our telephone number is (805) 566-6000. Our website address is www.qad.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus supplement, and you should not consider it part of this prospectus supplement or part of the prospectus.

THE OFFERING

Class A common stock offered by us
2,000,000 shares
Class A common stock offered by the selling stockholders
1,000,000 shares
Option to purchase additional shares of Class A common stock from us
450,000 shares
Class A common stock to be outstanding after this offering
14,871,657 shares (15,321,657 shares if the underwriters’ option to purchase additional shares is exercised in full)
Class B common stock to be outstanding after this offering
3,190,577 shares
Total Class A and Class B common stock outstanding after the offering
18,062,234 shares (18,512,234 shares if the underwriter’s option to purchase additional shares is exercised in full)
Voting and dividend rights
Each share of Class A common stock is entitled to 1/20th vote per share and, in most cases, is entitled to receive dividends equal to 120% of the value of any such dividend payable with respect to a share of Class B common stock. Each share of Class B common stock is entitled to one vote per share.
Use of proceeds
We currently intend to use the net proceeds to us from this offering for general corporate purposes, which may include working capital, capital expenditures, financing commercial activities, repayment, refinancing or redemption of other indebtedness and strategic acquisitions and alliances, if any. However, we have no understanding or agreements with respect to any such acquisition or investment. See “Use of Proceeds” for more information.
Risk factors
See “Risk Factors” beginning on page S-11 of this prospectus supplement or otherwise incorporated by reference herein for a discussion of factors you should carefully consider before deciding to invest in our Class A common stock.
Nasdaq Global Market symbol
“QADA”

The number of shares of Class A and Class B common stock to be outstanding after this offering is based on 12,871,657 shares of our Class A common stock and 3,190,577 shares of our Class B common stock outstanding as of October 31, 2014, and excludes:

•	2,729,113 shares of our Class A common stock which represent unexercised stock appreciation rights and unvested restricted stock units as of October 31, 2014;
•	334,675 shares of our Class B common stock which represent unexercised stock appreciation rights and unvested restricted stock units as of October 31, 2014;
•	1,629,115 shares of Class A common stock and 337,978 shares of Class B common stock reserved for future issuance, as of October 31, 2014, under our equity incentive plans. In addition, unless we specifically state otherwise, all information in this prospectus supplement (other than historical financial statements) is as of October 31, 2014; and
•	assumes no exercise of the underwriters’ option to purchase additional shares of our Class A common stock.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table summarizes our consolidated financial and other data. We have derived the consolidated statements of operations and consolidated balance sheet data for the three years ended January 31, 2014 from our audited consolidated financial statements incorporated by reference into this prospectus supplement. The summary consolidated statements of operations data for the nine months ended October 31, 2014 and 2013 and the summary consolidated balance sheet data as of October 31, 2014 and 2013 have been derived from our unaudited interim consolidated financial statements incorporated by reference into this prospectus supplement.

We have included, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the interim financial information set forth in those statements. Our historical results are not necessarily indicative of the results that should be expected in the future, and our interim results for the nine months ended October 31, 2014 are not necessarily indicative of the results that should be expected for the full fiscal year 2015 or any other period.

You should read this summary consolidated financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and related notes, included in our annual report on Form 10-K for the year ended January 31, 2014, and our quarterly report on Form 10-Q for the quarter ended October 31, 2014, incorporated by reference into this prospectus supplement.

	Year Ended January 31,			Nine Months Ended October 31,
	2014	2013	2012	2014	2013
	(in thousands, except per share data and percentages)
STATEMENTS OF OPERATIONS DATA:
Revenues:
License fees	$36,176	$31,260	$33,166	$24,231	$21,583
Subscription fees	19,406	14,838	9,787	20,344	13,601
Maintenance and other	139,557	138,563	137,659	107,225	105,084
Professional services	71,172	67,511	66,646	63,739	52,513
Total revenue	$266,311	$252,172	$247,258	$215,539	$192,781
Operating income	$9,403	$11,808	$17,892	$8,251	$3,570
Net income	$6,386	$6,639	$10,784	$5,999	$2,040
Basic net income per share:
Class A	$0.42	$0.44	$0.69	$0.39	$0.14
Class B	$0.35	$0.37	$0.58	$0.32	$0.11
Diluted net income per share:
Class A	$0.41	$0.42	$0.67	$0.37	$0.13
Class B	$0.34	$0.35	$0.56	$0.31	$0.11
Dividends declared per common share:
Class A	$0.29	$0.58	$0.26	$0.22	$0.22
Class B	$0.24	$0.48	$0.22	$0.18	$0.18
Select Performance Ratios:
Gross Margin	56%	57%	57%	55%	55%
Adjusted EBITDA Margin*	8%	8%	11%	8%	6%

* Calculated by dividing adjusted EBITDA by Total revenue

	As of January 31,			As of October 31,
	2014	2013	2012	2014	2013
	(in thousands)
BALANCE SHEET DATA:
Cash and equivalents	$75,984	$65,009	$76,927	$71,411	$65,799
Working capital	20,644	10,276	22,877	27,979	11,234
Total assets	234,813	225,948	218,145	202,751	196,798
Current portion of long-term debt	389	372	321	401	384
Long-term debt	15,085	15,474	15,813	14,782	15,183
Total stockholders’ equity	$64,205	58,198	$62,015	$68,963	$59,410

Reconciliations of Non-GAAP Financial Measures

Our non-GAAP measures have limitations as analytical tools and you should not consider them in isolation or as a substitute for an analysis of our results under GAAP. There are a number of limitations related to the use of these non-GAAP financial measures versus their nearest GAAP equivalents. Our non-GAAP net income and adjusted EBITDA margin should not be viewed as substitutes for, or superior to, net income (loss) as prepared in accordance with GAAP. Other companies, including companies in our industry, may calculate these measures differently, which may reduce their usefulness as a comparative measure. Non-GAAP net income and adjusted EBITDA margin do not consider the potentially dilutive impact of stock-based compensation. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and adjusted EBITDA and adjusted EBITDA margin do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements. Adjusted EBITDA and adjusted EBITDA margin do not reflect tax payments that may represent a reduction in cash available to us.

In evaluating our non-GAAP net income, non-GAAP earnings per diluted share and adjusted EBITDA margin, you should be aware that in the future we may incur expenses similar to the adjustments in this prospectus supplement. The following tables reconcile our non-GAAP financial measures to our GAAP financial measures.

Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share data and percentages)
(unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2014	2013	2014	2013
Adjusted EBITDA and adjusted EBITDA margin reconciliations:

Total revenue	$74,004	$65,660	$215,539	$192,781

Net income	5,090	2,049	5,999	2,040
Add back:
Net interest expense	129	163	429	405
Depreciation	958	938	2,809	2,961
Amortization	483	501	1,467	1,488
Income tax expense	834	1,380	1,879	1,998
EBITDA	$7,494	$5,031	$12,583	$8,892
Add back:
Non-cash stock-based compensation	1,209	1,220	3,794	3,714
Change in fair value of interest rate swap	214	159	320	(549)
Adjusted EBITDA	$8,917	$6,410	$16,697	$12,057
Adjusted EBITDA margin*	12%	10%	8%	6%

* Calculated by dividing adjusted EBITDA by Total revenue

	Year Ended January 31,
	2014	2013	2012
Adjusted EBITDA and adjusted EBITDA margin reconciliations:

Total revenue	$266,311	$252,172	$247,258

Net income	6,386	6,639	10,784
Add back:
Net interest expense	545	400	544
Depreciation	4,080	3,958	4,215
Amortization	1,979	978	481
Income tax expense	3,766	3,651	6,016
EBITDA	$16,756	$15,626	$22,040
Add back:
Non-cash stock-based compensation	4,680	4,608	4,507
Change in fair value of interest rate swap	(634)	384
Adjusted EBITDA	$20,802	$20,618	$26,547
Adjusted EBITDA margin*	8%	8%	11%

* Calculated by dividing adjusted EBITDA by Total revenue

	Three Months Ended October 31,		Nine Months Ended October 31,
	2014	2013	2014	2013
Non-GAAP net income reconciliation:

Net income	$5,090	$2,049	$5,999	$2,040
Add back:
Non-cash stock-based compensation	1,209	1,220	3,794	3,714
Amortization of purchased intangible assets	374	377	1,130	1,128
Change in fair value of interest rate swap	214	159	320	(549)
Income tax adjustments	(294)	(223)	(870)	(182)
Non-GAAP net income	$6,593	$3,582	$10,373	$6,151

Non-GAAP earnings per diluted Class A share reconciliation:

Earnings per diluted Class A share	$0.31	$0.13	$0.37	$0.13
Add back:
Non-cash stock-based compensation	0.08	0.08	0.23	0.24
Amortization of purchased intangible assets	0.02	0.02	0.07	0.07
Change in fair value of interest rate swap	0.01	0.01	0.02	(0.04)
Income tax adjustments	(0.02)	(0.01)	(0.05)	(0.01)
Non-GAAP earnings per diluted Class A share	$0.40	$0.23	$0.64	$0.39

Shares used in computing earnings per diluted Class A share	13,487	12,990	13,474	12,930

Non-GAAP earnings per diluted Class B share reconciliation:

Earnings per diluted Class B share	$0.27	$0.11	$0.31	$0.11
Add back:
Non-cash stock-based compensation	0.06	0.06	0.20	0.20
Amortization of purchased intangible assets	0.02	0.02	0.06	0.06
Change in fair value of interest rate swap	0.01	0.01	0.02	(0.03)
Income tax adjustments	(0.02)	(0.01)	(0.05)	(0.01)
Non-GAAP earnings per diluted Class B share	$0.34	$0.19	$0.54	$0.33

Shares used in computing earnings per diluted Class B share	3,265	3,235	3,270	3,234

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. Before deciding whether to invest in our Class A common stock, you should consider carefully the risks and uncertainties described below and under the heading “Risk Factors” contained in our periodic reports filed with the Securities and Exchange Commission, or SEC, which are incorporated by reference into this prospectus supplement in its entirety, together with the other information in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein and any free writing prospectus that we may authorize for use in connection with this offering. Although we discuss key risks in our risk factor descriptions, additional risks not currently known to us or that we currently deem immaterial also may materially impair our business. We cannot predict future risks or estimate the extent to which they may affect our financial performance. Please also read carefully the section below titled “Special Note Regarding Forward-Looking Statements.” If any of the following risks or uncertainties were to occur, our business, financial condition, results of operations and prospects may be adversely affected, which could have a material adverse effect on the value of our Class A common stock.

Risks associated with our cloud service offerings

Defects and disruptions in our services could diminish demand for our service and subject us to liability.

Our cloud service offerings are complex and incorporate a variety of hardware and proprietary and third-party software, and may have errors or defects that could result in unanticipated downtime for our customers and harm to our reputation and our business. We have from time to time found defects in our services and new defects may be discovered in the future, especially in connection with the integration of new technologies and the introduction of new services. As a result, we could lose future sales and existing customers could elect to not renew or make warranty or other claims against us and potentially expose us to the expense and risk of litigation.

Our revenue and profitability will be adversely affected if we do not properly manage our cloud service offerings.

The pricing and other terms of some of our cloud agreements require us to make estimates and assumptions at the time we enter into these contracts that could differ from actual results. Early termination, increased costs or unanticipated delays could have a material adverse effect on our profit margin and generate negative cash flow. Further, if we experience delays in implementing new cloud customers (whether due to product defects, system complexities or other factors) then customers may delay the deployment of additional users and sites, which could adversely affect our revenue growth. If we fail to meet our system availability commitments or other customer obligations then we may be required to give credits or refund fees, and we may be subject to litigation and loss of customer business. For example, if we were to miss our system availability commitments then we are obligated under our customer contracts to issue one day’s credit against future fees for each hour of system unavailability. We expend significant resources to improve the reliability and security of our cloud offerings and the cost of these investments could reduce our operating margins.

We rely on third-party hosting and other service providers.

We currently serve our customers from third-party data center hosting facilities located in the United States and other countries. We do not control the operation of any of these facilities, and they are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures and similar events. They may also be subject to breaches of computer hardware and software security, break-ins, sabotage, intentional acts of vandalism and similar misconduct. Despite precautions taken at these facilities, the occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice or other unanticipated problems at these facilities could result in lengthy interruptions in our service. Even with our disaster recovery precautions, our services could be interrupted. Any loss or interruption of these services could significantly increase our expenses and/or result in errors or a failure of our services which could adversely affect our business. In addition, these vendor services may not continue to be available at reasonable prices or on commercially reasonable terms, or at all.

We may be exposed to liability and loss from security breaches.

Our cloud services involve the storage and transmission of customers’ proprietary information, and security breaches could expose us to a risk of loss of this information, litigation and possible liability. These security measures may be breached in numerous ways, including remote or on-site break-ins by computer hackers or employee error during transfer of data to additional data centers or at any time, and result in unauthorized access to our own and our customers’ data, intellectual property and other confidential business information. Additionally, third parties may attempt to induce employees or customers into disclosing sensitive information such as user names, passwords or other information in order to gain access to our own and our customers’ data, intellectual property and other confidential business information. Because the techniques used to obtain unauthorized access, or to sabotage systems, change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any security breach could result in a loss of confidence in the security of our service, damage our reputation, disrupt our business, lead to legal liability and adversely impact our future sales which could have a material adverse effect on our business.

Our solutions could be used to collect and store personal information of our customers’ employees or customers, and therefore privacy concerns could result in additional cost and liability to us or inhibit sales of our solutions.

Personal privacy has become a significant issue in the United States and in many other countries where we offer our solutions. The regulatory framework for privacy issues worldwide is currently evolving and is likely to remain uncertain for the foreseeable future. Many federal, state and foreign government bodies and agencies have adopted, or are considering adopting, laws and regulations regarding the collection, use, disclosure and retention of personal information. In the United States, these include, for example, rules and regulations promulgated under the authority of the Federal Trade Commission, the Health Insurance Portability and Accountability Act of 1996, or HIPAA, the Gramm-Leach-Bliley Act, or GLB, and state breach notification laws. Internationally, virtually every jurisdiction in which we operate has established its own data security and privacy legal framework with which we or our customers must comply, including the Data Protection Directive established in the European Union and the Federal Data Protection Act passed in Germany.

In addition to laws and regulations, privacy advocacy and industry groups or other private parties may propose new and different privacy standards that either legally or contractually apply to us. Because the interpretation and application of privacy and data protection laws and privacy standards are still uncertain, it is possible that these laws or privacy standards may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the features of our solutions. If so, in addition to the possibility of fines, lawsuits and other claims, we could be required to fundamentally change our business activities and practices or modify our solutions, which could have an adverse effect on our business. Any inability to adequately address privacy concerns, even if unfounded, or comply with applicable privacy or data protection laws, regulations and privacy standards, could result in additional cost and liability to us, damage our reputation, inhibit sales of subscriptions and harm our business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and privacy standards that are applicable to the businesses of our customers may limit the use and adoption of, and reduce the overall demand for, our solutions. Privacy concerns, whether valid or not valid, may inhibit market adoption of our solutions particularly in certain industries and foreign countries.

Changes in laws may adversely affect our business.

The laws and regulations applicable to hosted service providers are unsettled, particularly in the areas of privacy and security. Changes in these laws could affect our ability to provide services from or to some locations and could increase both the costs and risks associated with providing the services. Further, our customers are subject to laws and regulations concerning their use of personally identifiable information from their customers and other contacts. Such laws and regulations may restrict our customers’ use of personally identifiable information to a degree that limits demand for our services and thereby harms our business.

The market for cloud services may not develop as quickly as we expect.

The market for enterprise cloud computing application services is not as mature as the market for traditional enterprise software, and it is uncertain whether these services will achieve and sustain high levels of demand and market acceptance. Our success will depend on the willingness of customers to increase their use of enterprise cloud computing application services in general, and for ERP applications in particular. Some enterprises may be unwilling to use enterprise cloud computing application services because they have concerns regarding security risks, international transfers of data, evolving regulation, government or other third-party access to data, use of outsourced services providers, and unwillingness to abandon past infrastructure investments. If the market for enterprise cloud computing application services does not evolve in the way we anticipate or if customers do not recognize the benefits of our cloud solutions over traditional on-premise enterprise software products, and as a result we are unable to increase sales of subscriptions to our cloud offerings, then our revenues may not grow or may decline and our operating results would be harmed.

Our focus on cloud services may result in the loss of other business opportunities.

We have focused our sales force, management team and other personnel toward growing our cloud business. This redirection of resources could potentially result in the loss of sales opportunities in our traditional license, maintenance and services businesses. If our cloud business does not grow in accordance with our expectations and we are not able to cover the shortfall with other sales opportunities, then our business could be harmed.

Risks associated with rapid technological change and complexity

The market for our products and services is characterized by rapid technological change.

Customer requirements for products can change rapidly as a result of innovation or change within the computer hardware and software industries, the introduction of new products and technologies and the emergence of, adoption of, or changes to, industry standards. Our future success, including with our cloud service offerings, will depend upon our ability to continue to enhance our current product line and to develop and introduce new products and services that keep pace with technological developments, satisfy increasingly sophisticated customer requirements, keep pace with industry and compliance standards and achieve market acceptance. Our failure to successfully develop or acquire and market product enhancements or new products could have a material adverse effect on our business. Developing software and cloud offerings is expensive. We will continue to make significant investments in research and development, and we may not realize significant new revenue from these investments for several years, if at all.

New software releases and enhancements may adversely affect our software sales.

The actual or anticipated introduction of new products, technologies and industry standards can render existing products obsolete or unmarketable or result in delays in the purchase of those products. Significant delays in launching new products may also jeopardize our ability to compete. Failure by us to anticipate or respond to developments in technology or customer requirements, significant delays in the introduction of new products or failure by us to maintain overall customer satisfaction could have a material adverse effect on our business.

Services engagements are increasingly complex and pose additional risks.

Services engagements may involve increased technological complexity, customer customization requests and other challenges, including in connection with our cloud environments, and demand a significant number of specialized technical resources. Our failure to successfully address these issues could have a material adverse effect on our business.

Risks associated with our revenue, expenses and pricing

Because of significant fluctuations in our revenue, period-to-period comparisons of our revenue or profit may not be meaningful.

Our quarterly and annual operating results have fluctuated in the past and may do so in the future. Such fluctuations have resulted from the seasonality of our customers’ manufacturing businesses and budget cycles and other factors. Moreover, there can be no assurance that our revenue will grow in future periods or that we will be profitable on a quarterly or annual basis.

A significant portion of our revenue in any quarter may be derived from a limited number of large, non-recurring license sales.

We may experience large individual license sales, which may cause significant variations in license fees being reported on a quarterly basis. We also believe that the purchase of our products is discretionary and may involve a significant commitment of a customer’s capital resources. Therefore, a downturn in any significant customer’s business could have a significant adverse impact on our revenue and profit. Further, we have historically recognized a substantial portion of our license revenue from sales booked and shipped in the last month of a quarter and, as a result, the magnitude of quarterly fluctuations in license fees may not become evident until the end of a particular quarter. Our revenue from license fees in any quarter is substantially dependent on orders booked and shipped in that quarter. We are unlikely to be able to generate revenue from alternative sources if we discover a shortfall near the end of a quarter.

Our financial forecasts are subject to uncertainty due to inaccurate sales forecasts.

Our revenues, and particularly our new software license revenue, are difficult to forecast, and, as a result, our financial forecasts are subject to uncertainty. Specifically, our sales forecasts are based on estimates that our sales personnel make regarding the likelihood of potential sales, including their expected closing date and fee amounts. If these estimates are inaccurate then our financial forecasts may also be inaccurate.

The margins in our services business may fluctuate.

Services revenue is dependent upon the timing and size of customer orders to provide the services, as well as upon our related license and subscription sales. In addition, certain engagements may involve fixed price arrangements and significant staffing which require us to make estimates and assumptions at the time we enter into these contracts. Variances between these estimates and assumptions and actual results could have an adverse effect on our profit margin and generate negative cash flow and negative services margins. To the extent that we are not successful in securing orders from customers to provide services, or to the extent we are not successful in achieving the expected margin on such services, our results of operations may be adversely affected.

The margins in our cloud service offerings may fluctuate.

Our cloud service offerings may involve fixed price arrangements, fixed and up-front costs and significant staffing which require us to make estimates and assumptions at the time we enter into these contracts. Variances between these estimates and assumptions and actual results could have an adverse effect on our profit margin and/or generate negative cash flow. To the extent that we are not successful in securing orders from customers to provide cloud services, or to the extent we are not successful in achieving the expected margin on such solutions, our results may be adversely affected.

Because we recognize revenue from cloud services over the term of the subscription, downturns or upturns in new business may not be immediately reflected in our operating results.

We generally recognize revenue from customers ratably over the terms of their subscription agreements. As a result, most of the revenue we report in each quarter is the result of subscription agreements entered into during previous quarters. Consequently, a decline in new or renewed subscriptions in any one quarter may not be reflected in our revenue results for that quarter. Any such decline, however, will negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in sales and market acceptance of our service, and potential changes in our attrition rate may not be fully reflected in our results of operations until future periods. Our subscription model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from new customers must be recognized over the applicable subscription term.

A significant portion of our revenue is derived from maintenance renewals with our existing installed base of customers.

Significant portions of our maintenance revenues are generated from our installed base of customers. Maintenance and support agreements with these customers are traditionally renewed on an annual basis at the customer’s discretion, and there is normally no requirement that a customer renew or that a customer pay new license or service fees to us following the initial purchase. If our existing customers do not renew their maintenance agreements or fail to purchase new user licenses or product enhancements or additional services at historical levels, our revenues and results of operations could be adversely affected.

Our maintenance renewal rate is dependent upon a number of factors such as our ability to continue to develop and maintain our products, our ability to continue to recruit and retain qualified personnel to assist our customers, and our ability to promote the value of maintenance for our products to our customers.

Maintenance renewals are also dependent upon factors beyond our control such as technology changes and their adoption by our customers, budgeting decisions by our customers, changes in our customers’ strategy or ownership and plans by our customers to replace our products with competing products. If our maintenance renewal rate were to decrease, our revenue and results of operations would be adversely affected.

We encounter pressure to make concessions on our pricing and pricing models.

We are occasionally obliged to offer deep discounts and other favorable terms in order to match or exceed the product and service offerings of our competitors. If we do not adapt our pricing models to reflect changes in customer demand, or if customer demand is adversely impacted by our failure to adapt our pricing models, our revenues could decrease. Further, broad-based changes to our pricing models could adversely affect our revenues and operating results as our sales force implements, and our customers and accounting practices adjust to, the new pricing models.

We may have exposure to additional tax liabilities.

As a multinational organization, we are subject to income taxes as well as non-income taxes in the United States and in various foreign jurisdictions. Significant judgment is required in determining our worldwide income tax provision and other tax liabilities. Although we believe that our tax estimates are reasonable, the final determination of tax audits or tax disputes may differ from what is reflected in our historical income tax provisions and accruals.

Our tax rate could be adversely affected by several factors, many of which are outside of our control, including:

•	Changes in jurisdictional revenue mix;
•	Changing tax laws, regulations and interpretations thereof;
•	Changes in tax rates;
•	Changes to the valuation allowance on deferred tax assets; and
•	Assessments and any related tax, interest or penalties.

If we are deemed to owe additional taxes, our results of operations may be adversely affected.

We report our results based on the amount of taxes owed in the various tax jurisdictions in which we operate.

Periodically, we may receive notices that a tax authority in a particular jurisdiction believes that we owe a greater amount of tax than we have reported, in which case, we may engage in discussions or possible dispute resolutions with these tax authorities. If the ultimate determination of our taxes owed in any of these jurisdictions is for an amount in excess of the tax provision we have recorded or reserved for, our operating results, cash flows, and financial condition could be adversely affected. We are also subject to non-income taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes, in the United States and in various foreign jurisdictions. Audits or disputes relating to non-income taxes may result in additional liabilities that could negatively affect our operating results, cash flows and financial condition.

Our personnel restructurings may incur significant expense and be disruptive.

We have in the past restructured our workforce on a company-wide, business function or geographic basis in connection with strategic changes, cost containment and other purposes. Such restructurings, and in particular reductions in the workforce, may result in significant severance and other expenses and may also reduce productivity.

Initiatives to upgrade our internal information technology systems involve risks which could disrupt our operations, increase our costs or harm our business.

We rely on our internal information technology systems for development, marketing, support, sales, accounting and financial reporting and other operations. We regularly implement business process improvements to optimize the performance of these systems. Such improvements require significant capital investments and personnel resources. Difficulties in implementation could disrupt our operations, increase our costs or otherwise harm our business. In particular, we are in the process of implementing upgrades to our internal information technology systems supporting financial operations, which we expect will have a pervasive impact on our business processes and information systems across a significant portion of our operations. As a result, we may experience significant changes in our operational processes and internal controls as our implementation progresses. If we are unable to successfully implement these upgrades, including harmonizing our systems, processes and data, our ability to conduct routine business functions could be negatively impacted and significant disruptions to our business could occur. In addition, such difficulties could cause us to incur material unanticipated expenses, including additional costs of implementation or costs of conducting business, or result in errors and delays in invoicing customers, collecting cash, paying vendors and financial reporting.

Risks associated with our sales cycle

Our products involve a long sales cycle and the timing of sales is difficult to predict. Because the licensing of our primary products generally involves a significant commitment of capital or a long-term commitment by our customers, the sales cycle associated with a customer’s purchase of our products is generally lengthy.

This cycle varies from customer to customer and is subject to a number of significant risks over which we have little or no control. The evaluation process that our customers follow generally involves many of their personnel and requires complex demonstrations and presentations to satisfy their needs. Significant effort is required by us to support this approach, whether we are ultimately successful or not. If sales forecasted for a particular quarter are not realized in that quarter, then we are unlikely to be able to generate revenue from alternative sources in time to compensate for the shortfall. As a result, a lost or delayed sale could have a material adverse effect on our quarterly and annual operating results.

Risks associated with our solutions

We may experience defects in our software products and services.

Software products frequently contain defects, including security flaws, especially when first introduced or when new versions are released. The detection and correction of errors and security flaws can be time consuming and costly. Defects in our software products, or in the software of third parties, could affect the ability of our products to work with other hardware or software products. Our software product errors could delay the development or release of new products or new versions of products and could adversely affect market acceptance of our products. Errors and security flaws may also adversely affect our ability to conduct our cloud operations. Such defects, together with third-party products, software customizations and other factors outside our control, may also impair our ability to complete services implementations on time and within budget. Customers who rely on our software products and services for applications that are critical to their businesses may have a greater sensitivity to product errors and security vulnerabilities than customers for software products generally. Software product errors and security flaws in our products or services could expose us to product liability, performance and warranty claims as well as harm our reputation, which could adversely impact our future sales of products and services.

Dependence on third-party suppliers

We are dependent on Progress Software Corporation.

The majority of QAD Enterprise Applications are written in a programming language that is proprietary to Progress Software Corporation, or “Progress.” These QAD Enterprise Applications do not run within programming environments other than Progress and therefore our customers must acquire rights to Progress software in order to use these QAD Enterprise Applications. We have an agreement with Progress under which Progress licenses us to distribute and use Progress software related to our products. This agreement remains in effect unless terminated either by a written three-year advance notice or due to a material breach that is not remedied. If Progress were to provide notice that it was terminating its agreement with us, this could have a material adverse effect on our business and prospects.

Our success is dependent upon our continuing relationship with Progress.

Our success is also dependent upon Progress continuing to develop, support and enhance its programming language, its toolset and its database, as well as the continued market acceptance of Progress products. A change in Progress’ control, management or direction may adversely impact our relationship with Progress and our ability to rely on Progress products in our business. We have in the past, and may in the future, experience product release delays because of delays in the release of Progress products or product enhancements. Any of these delays could have a material adverse effect on our business.

We are dependent on other third-party suppliers.

We resell certain software which we license from third parties other than Progress. There can be no assurance that these third-party software arrangements and licenses will continue to be available to us on terms that provide us with the third-party software we require, provide adequate functionality in our products on terms that adequately protect our proprietary rights or are commercially favorable to us.

Certain QAD Enterprise Applications are developed using embedded programming tools from Microsoft and Sun Microsystems (owned by our competitor Oracle) for the Microsoft .NET framework and Java Programming environments, respectively. We rely on these environments’ continued compatibility with customers’ desktop and server operating systems. In the event that this compatibility is limited, some of our customers may not be able to easily upgrade their QAD software. If the present method of licensing the .NET framework as part of Microsoft’s Desktop Operating systems is changed and a separate price were applied to the .NET framework, our expenses could increase substantially. Similarly, if Oracle decided to charge fees or otherwise change the historical licensing terms for Java technology, our expenses could increase substantially. For both of the .Net and Java elements, we rely on market acceptance and maintenance of these environments and we may be adversely affected if these were withdrawn or superseded in the market.

Our partner agreements, including development, product acquisition and reseller agreements, contain confidentiality, indemnity and non-disclosure provisions for the third party and end user. Failure to establish or maintain successful relationships with these third parties or failure of these parties to develop and support their software, provide appropriate services and fulfill confidentiality, indemnity and non-disclosure obligations could have an adverse effect on us. We have been in the past, and expect to be in the future, party to disputes about ownership, license scope and royalty or fee terms with respect to intellectual property. Failure to prevail in any such dispute could have a material adverse effect on our business.

Risks associated with our proprietary rights and customer contracts

Our intellectual property may be at risk as a result of a variety of different factors.

We rely on a combination of protections provided by applicable copyright, trademark, patent and trade secret laws, as well as on confidentiality procedures and licensing arrangements, to establish and protect our rights in our software and related materials and information. We enter into licensing agreements with each of our customers and these agreements provide for the non-exclusive use of QAD Enterprise Applications. Our license contracts contain confidentiality and non-disclosure provisions, a limited warranty covering our applications and indemnification for the customer from infringement actions related to our applications. In addition, we generally license our software to end-users in both object code (machine-readable) and source code (human-readable) formats. While this practice facilitates customization, making software available in source code also makes it possible for others to copy or modify our software for impermissible purposes.

Despite our efforts, it may be possible for others to copy portions of our products, reverse engineer them or obtain and use information that we regard as proprietary, all of which could adversely affect our competitive position. Furthermore, there can be no assurance that our competitors will not independently develop technology similar to ours. In addition, the laws of certain countries do not protect our proprietary rights to the same extent as the laws of the United States.

The success of our business is highly dependent on maintenance of intellectual property rights.

The unauthorized use of our intellectual property rights may increase the cost of protecting these rights or reduce our revenues. We may initiate, or be subject to, claims or litigation for infringement of proprietary rights or to establish the validity of our proprietary rights, which could result in significant expense to us, cause product shipment delays, require us to enter royalty or licensing agreements and divert the efforts of our technical and management personnel from productive tasks, whether or not such litigation were determined in our favor.

We may be exposed to claims for infringement or misuse of intellectual property rights and/or breach of license agreement provisions.

Third parties may initiate proceedings against us claiming infringement or other misuse of their intellectual property rights and/or breach of our agreements with them. The likelihood of such claims may increase as new patents continue to be issued and the use of open source and other third-party code becomes more prevalent; and may also increase if we acquire businesses or expand into new markets in the future. Any such claims, regardless of validity, may cause us to:

•	Pay license fees or monetary damages;
•	Incur high legal fees in defense of such claims;
•	Alter or stop selling our products;
•	Satisfy indemnification obligations to our customers;
•	Release source code to third parties, possibly under open source license terms; and
•	Divert management’s time and attention from operating our business.

We may be exposed to product liability claims and other liability.

While our customer agreements typically contain provisions designed to limit our exposure to product liability claims and other liability, we may still be exposed to liability in the event such provisions may not apply.

We have an errors and omissions insurance policy which may not totally protect us.

The Company has an errors and omissions insurance policy. However, this insurance may not continue to be available to us on commercially reasonable terms or at all, or a claim otherwise covered by our insurance may exceed our coverage limits. We may be subject to product liability claims or errors or omissions claims that could have an adverse effect on us. Moreover, defending a suit, regardless of its merits, could entail substantial expense and require the time and attention of key management personnel.

Risks associated with our market and the economy

The market in which we participate is highly competitive and if we do not compete effectively our operating results could be harmed.

The market for enterprise software solutions is highly competitive and subject to changing technology, shifting customer needs and introductions of new products and services. Many of our current and potential competitors enjoy substantial competitive advantages, such as greater name recognition, larger marketing budgets and substantially greater financial, technical and other resources. In addition, many of our current and potential competitors have established marketing relationships and access to larger customer bases. A number of companies offer products that are similar to our products and target the same markets. Any of these competitors may be able to respond more quickly to new or changing opportunities, technologies and market trends (such as cloud computing), and devote greater resources to the development, promotion and sale of their products. Our competitors may also offer extended payment terms or price reductions for their products and services, either of which could materially and adversely affect our ability to compete successfully. There can be no assurance that we will be able to compete successfully against current and future competitors or that the competitive pressures that we may face will not materially adversely affect our business, revenue and results of operations.

We are dependent upon achieving success in certain concentrated markets.

We have made a strategic decision to concentrate our product development, as well as our sales and marketing efforts, in certain vertical manufacturing industry segments: automotive, life sciences, consumer products, food and beverage, high technology and industrial products. We also concentrate our efforts on certain geographies, where costs to stay in compliance with local requirements could be extensive and require a large amount of resources. An important element of our strategy is the achievement of technological and market leadership recognition for our software products in these segments and geographies. The failure of our products to achieve or maintain substantial market acceptance in one or more of these segments or geographies could have an adverse effect on us. If any of these targeted industry segments or geographies experience a material slowdown or reduced growth, those conditions could adversely affect the demand for our products.

Unfavorable economic conditions may adversely impact our business, operating results and financial condition.

Our operations and performance are subject to the risks arising from worldwide economic conditions, which are themselves impacted by other events, such as financial crises, natural disasters and political turmoil. In particular, the negative impact of economic conditions on manufacturing companies could have a substantial adverse effect on our sales, because our products are focused on supporting manufacturing companies. Ongoing uncertainty about current global economic conditions may result in reductions in sales of our products, longer sales cycles, slower adoption of new technologies and increased price competition as manufacturing companies may delay, reduce or forego spending in response to declining asset values, tight credit, high unemployment, natural disasters, political unrest and negative financial news. Such economic conditions may also result in our customers extending their payment periods or experiencing reduced ability to pay amounts owed to us. Uncertainty about current global economic conditions could also increase the volatility of our stock price. If any of the foregoing occur, our results of operations may be adversely affected.

Risks associated with our third-party relationships

We are dependent upon the development and maintenance of sales, services and marketing channels.

We sell and support our products through direct and indirect sales, services and support organizations throughout the world. We also maintain relationships with a number of consulting and systems integration organizations that we believe are important to our worldwide sales, marketing, service and support activities and to the implementation of our products. We believe this strategy allows for additional flexibility in ensuring our customers’ needs for services are met in a cost effective, timely and high quality manner. Our services providers generally do not receive fees for the sale of our software products unless they participate actively in a sale as a sales agent or a distributor. We are aware that these third-party service providers do not work exclusively with our products and in many instances have similar, and often more established, relationships with our principal competitors. If these third parties exclusively pursue products or technology other than QAD software products or technology, or if these third parties fail to adequately support QAD software products and technology or increase support for competitive products or technology, we could be adversely affected.

Risks associated with acquisitions we may make

We may make acquisitions or investments in new businesses, products or technologies that involve additional risks.

As part of our business strategy, we have made, and expect to continue to make, acquisitions of businesses or investments in companies that offer complementary products, services and technologies. Such acquisitions or investments involve a number of risks which could adversely affect our business or operating results, including:

•	Our business strategy may not be furthered by an acquisition as we planned;
•	We may be unable to retain customers, vendors, distributors, business partners or other relationships associated with the acquired business;
•	Our due diligence may not identify significant liabilities or deficiencies associated with the business, assets, products, financial condition or accounting practices of an acquired company;
•	We may have difficulty integrating an acquired business due to incompatible business cultures;
•	We may incur significant integration costs related to assimilating the operations and personnel of acquired companies;
•	Acquisition costs may result in charges in a particular quarter, increasing variability in our quarterly earnings;
•	We may not realize the anticipated revenue increase from an acquisition;
•	We may be unable to realize the value of the acquired assets relative to the acquisition cost; and
•	Acquisitions may distract management from our existing businesses.

These factors could have a material adverse effect on our business, financial condition and operating results. In addition such acquisitions may cause our future quarterly financial results to fluctuate due to costs related to an acquisition, such as the elimination of redundant expenses or write-offs of impaired assets recorded in connection with acquisitions. Also, consideration paid for any future acquisitions could include our stock. As a result, future acquisitions could cause dilution to existing stockholders and to earnings per share, though the likelihood of voting dilution is limited by the ability of the Company to use low-vote Class A common stock. Furthermore, we may incur significant debt to pay for future acquisitions or investments or our use of cash to pay for acquisitions may limit other potential uses of our cash, including stock repurchases, dividend payments and retirement of outstanding indebtedness.

Risks associated with our international operations

Our operations are international in scope, exposing us to additional risk.

We derive over half of our total revenue from sales outside the United States. A significant aspect of our strategy is to focus on developing business in emerging markets. Our operating results could be negatively impacted by a variety of factors affecting our foreign operations, many of which are beyond our control. These factors include currency fluctuations, economic, political or regulatory conditions in a specific country or region, trade protection measures and other regulatory requirements. Additional risks inherent in international business activities generally include, among others:

•	Longer accounts receivable collection cycles;
•	Costs and difficulties of managing international operations and alliances;
•	Greater difficulty enforcing intellectual property rights;
•	Import or export requirements;
•	Natural disasters;
•	Changes in political or economic conditions;
•	Changes in regulatory requirements or tax law; and
•	Operating in geographies with a higher inherent risk of corruption, which could adversely affect our ability to maintain compliance with domestic and international laws, including, but not limited to, the U.S. Foreign Corrupt Practices Act and other anti-corruption laws.

We may experience foreign currency gains and losses.

We conduct a portion of our business in currencies other than the United States dollar. Our revenues and operating results may be negatively affected by fluctuations in foreign currency exchange rates. Changes in the value of major foreign currencies, including the euro, Australian dollar, British pound, Japanese yen and Brazilian real relative to the United States dollar can significantly and adversely affect our revenues, expenses and operating results.

The market for our Class A common stock is volatile

Our stock price could become more volatile and investments could lose value.

The market price of our Class A common stock and the number of shares traded each day has experienced significant fluctuations and may continue to fluctuate significantly. The market price for our Class A common stock may be affected by a number of factors, including, but not limited to:

•	Shortfalls in our expected net revenue, earnings or key performance metrics;
•	Changes in recommendations or estimates by securities analysts;
•	The announcement of new products by us or our competitors;
•	Quarterly variations in our or our competitors’ results of operations;
•	A change in our dividend or stock repurchase activities;
•	Developments in our industry or changes in the market for technology stocks;
•	Changes in rules or regulations applicable to our business; and
•	Other factors, including economic instability and changes in political or market conditions.

The dual class structure of our common stock as contained in our charter documents could adversely impact the market for our common stock.

Our dual-class stock structure could adversely impact the market for our stock. The liquidity of our common stock may be adversely impacted by our dual-class structure because each class has less of a public float than it would if we had a single class of common stock. In addition, there are fewer Class B shares than Class A shares and Class B shares may be less desirable to the public due to the 20% higher dividend on Class A shares. Also, the holding of lower voting Class A common stock may not be permitted by the investment policies of certain institutional investors or may be less attractive to managers of certain institutional investors.

If research analysts do not publish research about our business or if they issue unfavorable commentary or downgrade our common stock, our stock price and trading volume could decline.

The trading market for our Class A common stock depends in part on the research and reports that research analysts publish about us and our business. If we do not maintain adequate research coverage, or if one or more analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, the price of our Class A common stock could decline. If one or more of the research analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our Class A common stock could decrease, which could cause our stock price or trading volume to decline.

We are obligated to maintain proper and effective internal control over financial reporting. We may not complete our analysis of our internal control over financial reporting in a timely manner, or this internal control may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We are required, pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our auditors have issued an attestation report on our internal controls.

While we were able to determine in our management’s report for fiscal 2014 that our internal control over financial reporting is effective, as well as provide an unqualified attestation report from our independent registered public accounting firm to that effect, we may not be able to complete our evaluation, testing, and any required remediation in a timely fashion or our independent registered public accounting firm may not be able to formally attest to the effectiveness of our internal control over financial reporting in the future. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting that we are unable to remediate before the end of the same fiscal year in which the material weakness is identified, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, or if our auditors are unable to attest to the effectiveness of our internal controls or determine we have a material weakness in our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline.

If we are unable to pay quarterly dividends, our reputation and stock price may be harmed.

Our payment of dividends may require the use of a significant portion of our cash earnings. As a result, we may not retain a sufficient amount of cash to fund our operations or finance future growth opportunities, new product development initiatives and unanticipated capital expenditures which could adversely affect our financial performance. Additionally, our board of directors may, at its discretion, decrease or entirely discontinue the payment of dividends at any time. Our ability to pay dividends will depend on our ability to generate sufficient cash flows from operations in the future. This ability may be subject to certain economic, financial, competitive and other factors that are beyond our control. Any failure to pay dividends may negatively impact our reputation and investor confidence in use and may negatively impact the price of our common stock.

Our common stock ownership is concentrated

The dual class structure of our common stock as contained in our charter documents has the effect of concentrating voting control with certain stockholders, including Karl Lopker and Pamela Lopker, thus limiting our other stockholders’ ability to influence corporate matters.

Our Class B common stock has one vote per share and our Class A common stock has 1/20th vote per share. Stockholders who hold shares of our Class B common stock together held approximately 83% of the voting power of our outstanding capital stock as of October 31, 2014. As of October 31, 2014, Karl Lopker and Pamela Lopker jointly and beneficially owned approximately 59% of the outstanding shares of our Class A and Class B common stock, representing approximately 58% of the voting power of our outstanding capital stock. Currently they have sufficient voting control to determine the outcome of a stockholder vote concerning:

•	The election and removal of all members of our board of directors, who determine our management and policies;
•	The merger, consolidation or sale of the Company or all of our assets; and
•	All other matters requiring stockholder approval, regardless of how our other stockholders vote their shares.

In addition, the holders of our Class B common stock collectively will continue to be able to control all matters submitted to our stockholders for approval even if their stock holdings represent less than 50% of the outstanding shares of our common stock. Because of the 20-to-1 voting ratio between our Class B and Class A common stock, the holders of our Class B common stock collectively will continue to control a majority of the combined voting power of our common stock even when the shares of Class B common stock represent as little as 5% of the combined voting power of all outstanding shares of our Class A and Class B common stock. This concentrated control will limit the ability of our Class A stockholders to influence corporate matters for the foreseeable future, and, as a result, the market price of our Class A common stock could be adversely affected.

This concentrated control limits the ability of our other stockholders to influence corporate matters and also limits the liquidity of the shares owned by other stockholders. Karl Lopker’s and Pamela Lopker’s concentrated control could discourage others from initiating potential merger, takeover or other change of control transactions; and, transactions could be pursued that our other stockholders do not view as beneficial. As a result, the market price of our Class A and Class B common stock could be adversely affected.

We are not required to comply with certain corporate governance rules of NASDAQ that would otherwise apply to us as a company listed on NASDAQ because we are a controlled company.

Specifically, we are not required to have a majority of independent directors on our board of directors and we are not required to have nominating and compensation committees composed of independent directors. Should the interests of Karl Lopker and Pamela Lopker differ from those of other stockholders, the other stockholders may not be afforded the protections of having a majority of directors on the board who are independent from our principal stockholders or our management.

Provisions in the Company's charter documents or Delaware law could discourage a takeover that stockholders may consider favorable.

Our Certificate of Incorporation contains certain other provisions that may have an "anti-takeover" effect. The Certificate of Incorporation contains authority for the Board to issue up to 5,000,000 shares of preferred stock without stockholder approval. Although the Company has no present intention to issue any such shares, we could issue such shares in a manner that deters or seeks to prevent an unsolicited bid for us. The Certificate of Incorporation also does not provide for cumulative voting and, accordingly, a significant minority stockholder could not necessarily elect any designee to the board of directors. In addition, Section 203 of the Delaware Corporation Law may discourage, delay, or prevent a change in control of us by imposing certain restrictions on various business combinations. Furthermore, our dual class structure concentrates the voting power of our stock in a small group of stockholders who would have the ability to control the outcome of a stockholder vote. As a result of these provisions in the Company's Certificate of Incorporation, including our dual class structure, and Delaware law, our stockholders may be deprived of an opportunity to sell their shares at a premium over prevailing market prices and it would be more difficult to replace our directors and management.

We are dependent upon highly skilled personnel

Our performance depends on the talents and efforts of highly skilled employees, including the continued service of a relatively small number of key technical and senior management personnel. In particular, our Chairman of the Board and President, Pamela Lopker, and Chief Executive Officer, Karl Lopker, are critical to overall management of QAD, maintenance of our culture and setting our strategic direction. All of our executive officers and key employees are at-will employees and we do not have key-person insurance covering any of our employees. Our future success depends on our continuing ability to attract and retain highly skilled personnel in all areas of our organization. Competition for such personnel is intense and many of our competitors are larger and have greater financial resources for attracting skilled personnel. The loss of key technical and senior management personnel or the inability to attract and retain additional qualified personnel could have an adverse effect on our continued ability to compete effectively.

Additional market risks associated with this offering

Future sales of our common stock in the public market could cause our stock price to decline.

Upon completion of this offering, based on our shares outstanding as of October 31, 2014, we will have 18,062,234 shares of Class A and Class B common stock outstanding, assuming no exercise of the underwriters’ option to purchase additional shares of Class A common stock. The shares of common stock outstanding generally are freely tradable, except to the extent they are restricted or control securities subject to the limitations on sale of Rule 144 under the Securities Act of 1933, as amended, or the “Securities Act.” In addition, 8,346,586 of these shares will be restricted as a result of lock-up agreements with our directors, officers and the selling stockholders that will restrict transfers for at least 90 days after the date of this prospectus supplement, subject to certain exceptions. This amount is net of the 1,000,000 shares offered by the selling stockholders in this prospectus. Stifel Nicolaus may, in its sole discretion, release all or some portion of the shares subject to lock-up agreements prior to expiration of the lock-up period. Sales of a substantial number of shares of our common stock could cause our stock price to decline.

You may experience future dilution as a result of future equity offerings.

In the future, we may offer additional shares of our Class A common stock, Class B common stock or other securities convertible into or exchangeable for our common stock in order to raise additional capital. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. Investors purchasing shares or other securities in the future could have rights, preferences or privileges senior to those of existing stockholders and you may experience dilution. You may incur additional dilution upon the exercise of any outstanding stock options or vesting of restricted stock awards and restricted stock units.

Our management will have broad discretion over the use of the proceeds we receive from this offering and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion to use our net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply our net proceeds of this offering in ways that increase the value of your investment. We expect to use the net proceeds to us from this offering for general corporate purposes, which may include working capital, capital expenditures, financing commercial activities, repayment, refinancing or redemption of other indebtedness, and strategic acquisitions and alliances, if any. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we have filed with the SEC that are incorporated by reference herein and therein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements may include, but are not limited to, statements about our business. These forward-looking statements relate to, among other things, expectations of the environment in which we operate, projections of future performance, perceived opportunities in the market strategies regarding our mission and vision and our projects. Factors which could cause our forward-looking statements to differ materially from actual results, levels of activity or performance include:

•	evolving demand for our products and companion products;
•	the ability to sustain license and service demand;
•	fluctuation in revenue and earnings in the software industry;
•	the ability to leverage changes in technology;
•	the ability to sustain customer renewal rates at current levels;
•	third-party opinions about us;
•	the reliability of estimates of transaction and integration costs and benefits;
•	competition in our industry;
•	delays in localizing the company’s products for new or existing markets;
•	the ability to recruit and retain key personnel;
•	delays in sales;
•	use of the net proceeds from this offering;
•	changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix;
•	timely and effective integration of newly acquired businesses;
•	general economic conditions;
•	exchange rate fluctuations; and
•	the global political environment.

All statements contained or incorporated by reference herein regarding our strategy, future operations, financial position, future revenue, projected costs, prospects, plans and objectives of management, other than statements of historical facts, are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations expressed or implied in our forward-looking statements. Additional important factors that could cause actual results to differ materially from the statements set forth in our forward-looking statements are set forth in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates” of our most recent Annual Report on Form 10-K and the factors set forth under the caption “Risk Factors” in our most recent Quarterly Report on Form 10-Q and our most recent Annual Report on Form 10-K which are incorporated herein by reference. Although we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and readers should not rely on those forward-looking statements as representing our views as of any date subsequent to the date of this prospectus supplement. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus supplement and the accompanying prospectus, together with the documents we have filed with the SEC that are incorporated by reference herein and therein, and any free writing prospectus we have authorized for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of 2,000,000 shares of our Class A common stock offered hereby at an assumed public offering price of $22.95 per share (the last reported sale price of our common stock on the Nasdaq Global Select Market on January 2, 2015) will be approximately $42.6 million after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares of Class A common stock is exercised in full, we estimate that we will receive net proceeds of approximately $52.3 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from the sale of the securities offered by us hereunder for general corporate purposes, which may include working capital, capital expenditures, financing commercial activities, repayment, refinancing or redemption of other indebtedness, and strategic acquisitions and alliances, if any. However, we have no understandings or agreements with respect to any such acquisition or investment. Pending use of the proceeds as described above, we intend to invest the proceeds in short-term, interest-bearing, investment-grade securities.

We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders and the selling stockholders will bear all costs associated with their sales.

PRICE RANGE OF COMMON STOCK

Our Class A common stock has been listed on the Nasdaq Global Select Market under the symbol “QADA” since December 16, 2010. Prior to our recapitalization, our one class of common stock was listed under the symbol “QADI.” The following table sets forth for the periods indicated, the high and low intraday sales price per share of our Class A common stock as reported on the Nasdaq Global Select Market for the periods indicated:

	Low	High
Year Ended January 31, 2013:
First Quarter	$12.00	$14.24
Second Quarter	10.95	14.49
Third Quarter	11.93	14.18
Fourth Quarter	11.43	14.50

Year Ended January 31, 2014:
First Quarter	$11.80	$14.17
Second Quarter	11.10	14.24
Third Quarter	11.55	15.21
Fourth Quarter	14.41	18.50

Year Ended January 31, 2015:
First Quarter	$17.07	$21.65
Second Quarter	17.88	23.07
Third Quarter	17.57	21.76
Fourth Quarter (through January 2, 2015)	18.64	22.99

On January 2, 2015, the last reported sale price of our Class A common stock on the Nasdaq Global Select Market was $22.95 per share. As of December 31, 2014, we had approximately 241 holders of record of our Class A common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

Our Class B common stock has been listed on the Nasdaq Global Select Market under the symbol “QADB” since December 16, 2010. Prior to our recapitalization, our one class of common stock was listed under the symbol “QADI.” The following table sets forth for the periods indicated the high and low intraday sales price per share of our Class B common stock as reported on the Nasdaq Global Select Market for the periods indicated:

	Low	High
Year Ended January 31, 2013:
First Quarter	$11.53	$14.77
Second Quarter	11.41	14.49
Third Quarter	11.33	13.91
Fourth Quarter	11.41	13.47

Year Ended January 31, 2014:
First Quarter	$10.26	$13.24
Second Quarter	10.00	11.91
Third Quarter	10.44	13.44
Fourth Quarter	12.30	16.92

Year Ended January 31, 2015:
First Quarter	$15.00	$18.95
Second Quarter	15.06	19.62
Third Quarter	15.21	18.50
Fourth Quarter (through January 2, 2015)	15.50	19.63

On January 2, 2015, the last reported sale price of our Class B common stock on the Nasdaq Global Select Market was $18.80 per share. As of December 31, 2014, we had approximately 203 holders of record of our Class B common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

DIVIDEND POLICY

We have two classes of common stock, Class A and Class B. The amount of any dividend payable in cash or non-cash property of the Company (other than a dividend payable solely in the our capital stock) with respect to each share of Class A common stock is equal to 120% of the value of any such dividend payable with respect to a share of Class B common stock, except for dividends declared for the purpose of distributing all or some of the proceeds we receive from any transaction determined by our board of directors to be a material transaction not in the ordinary course of business or for the purpose of effecting a spin-off of a subsidiary of the Company (in either case, such dividend will be paid ratably, on a per share basis, to all holders of common stock). We have paid quarterly cash dividends of $0.072 per share on our Class A common stock and $0.06 per share on our Class B common stock over the last eight quarters. Continuing quarterly cash dividends are subject to profitability measures; liquidity requirements of QAD; and the discretion of our board of directors. We cannot provide any assurance that we will pay any cash dividends on our Class A common stock in the future.

CAPITALIZATION

The following table shows our cash and cash equivalents and capitalization as of October 31, 2014:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale by us of 2,000,000 shares of our Class A common stock in this offering at an assumed public offering price of $22.95 per share, the last reported sale price of our Class A common stock on the Nasdaq Global Select Market on January 2, 2015, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	As of October 31, 2014
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$71,411	$114,049
Long-term debt, net of current portion	$14,782	$14,782
Preferred stock, $0.001 par value; 5,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted	—	—
Common stock, $0.001 par value:
Class A 71,000,000 authorized, 14,152,302 issued, 16,152,302 as adjusted	14	16
Class B 4,000,000 authorized, 3,537,283 issued	4	4
Additional paid-in capital	147,804	190,440
Treasury stock, at cost (1,627,351 shares)	(23,273)	(23,273)
Accumulated deficit	(49,294)	(49,294)
Accumulated other comprehensive loss	(6,292)	(6,292)
Total stockholders’ equity	$68,963	$111,601
Total capitalization	$83,745	$126,383

The number of shares of Class A and Class B common stock reflected in the discussion and table above is based on 12,871,657 shares of our Class A common stock and 3,190,577 shares of our Class B common stock outstanding as of October 31, 2014, and excludes:

•	2,729,113 shares of our Class A common stock which represent unexercised stock appreciation rights and unvested restricted stock units as of October 31, 2014;
•	334,675 shares of our Class B common stock which represent unexercised stock appreciation rights and unvested restricted stock units as of October 31, 2014;
•	1,629,115 shares of Class A common stock and 337,978 shares of Class B common stock reserved for future issuance, as of October 31, 2014, under our equity incentive plans; and
•	assumes no exercise of the underwriters’ option to purchase additional shares of our Class A common stock.

MATERIAL U.S. TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a general discussion of material U.S. federal income and estate tax considerations relating to the ownership and disposition of our common stock by a non-U.S. holder. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	a partnership or entity classified as a partnership for U.S. federal income tax purposes;
•	an individual who is a citizen or resident of the United States;
•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or if the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury regulations.

An individual may be treated as a resident instead of a nonresident of the United States in any calendar year for U.S. federal income tax purposes if the individual was present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending with the current calendar year. For purposes of this calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted. Residents are taxed for U.S. federal income tax purposes as if they were U.S. citizens.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus supplement and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to non-U.S. holders described in this prospectus supplement. In addition, the Internal Revenue Service, or the IRS, could challenge one or more of the tax consequences described in this prospectus supplement.

We assume in this discussion that each non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances nor does it address any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, including, without limitation:

•	tax-exempt organizations;
•	banks, insurance companies, or other financial institutions;
•	brokers or dealers in securities or currencies;
•	traders in securities that elect to use a market-to-market method of accounting for their securities holdings;
•	regulated investment companies;
•	pension plans;
•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;
•	owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment or risk reduction transaction;
•	owners deemed to sell our common stock under the constructive sale provisions of the Code; and
•	certain U.S. expatriates.

In addition, this discussion does not address the alternative minimum tax or the tax treatment of partnerships or persons who hold their common stock through partnerships or other entities which are pass-through entities for U.S. federal income tax purposes. A partner in a partnership or other pass-through entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our common stock through a partnership or other pass-through entity, as applicable.

Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our common stock.

Dividends

If we pay distributions on our Class A common stock, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below under the heading “Gain on Disposition of Class A common stock.”

Any dividends we may pay to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN, Form W-8BEN-E (or successor form) and satisfy applicable certification and other requirements. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States, and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder provides a properly executed IRS Form W-8ECI and satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Gain on Disposition of Class A Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons, and if the non-U.S. holder is a foreign corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;
•	the non-U.S. holder is a non-resident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the non-U.S.

holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S.-source capital losses of the non-U.S. holder provided that the non-U.S. holder has timely filed a U.S. federal income tax return with respect to such losses, if any; or

•	we are or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation” unless our common stock is regularly traded on an established securities market and the non-U.S. holder held no more than 5% of our outstanding common stock, directly or indirectly, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rule described above.

Information Reporting and Backup Withholding Tax

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate, currently 28%, with respect to dividends on our common stock. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN, Form W-8BEN-E (or other applicable Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. holder, or otherwise establishes an exemption. Dividends paid to non-U.S. holders subject to withholding of U.S. federal income tax, as described above under “Dividends,” will generally be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

The Foreign Account Tax Compliance Act—“FATCA”

The Foreign Account Tax Compliance Act, or FATCA, was enacted in March 2010. Generally, FATCA imposes a 30% withholding tax on certain types of “withholdable payments” (including dividends and proceeds from the sale of stock in a U.S. corporation, including our common stock) made to “foreign financial institutions” and certain other “non-financial foreign entities” (all as specially defined for purposes of these rules) unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those foreign entities) have been satisfied. Withholding under FATCA on withholdable payments to foreign financial institutions and non-financial foreign entities began on July 1, 2014 with respect to dividends on our common stock, if any, and will begin on January 1, 2017 with respect to gross proceeds of a disposition of our common stock. Non-U.S. holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is a non-U.S. holder (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

The preceding discussion of material U.S. federal tax considerations is for general information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed changes in applicable laws.

SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the selling stockholders’ beneficial ownership of our common stock as of December 31, 2014.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling stockholders have joint voting and investment power with respect to all shares of Class A common stock or Class B common stock that they beneficially own, subject to applicable community property laws. Based on the information provided to us by the selling stockholders, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

In computing the number of shares of common stock beneficially owned by the selling stockholders and the percentage ownership of the selling stockholders, we deemed to be outstanding all shares of common stock subject to SARs or RSU’s or other securities held by the selling stockholders that are currently exercisable or releasable or that will become exercisable or releasable within 60 days of December 31, 2014. The total outstanding shares used for the beneficial calculation as of December 31, 2014 was 13,581,911 shares of Class A common stock and 3,296,071 shares of Class B common stock.

The address of the selling stockholders is c/o QAD Inc., 100 Innovation Place, Santa Barbara, California 93108. Ms. Lopker founded QAD in 1979 and has been Chairman of the Board and President since the Company’s incorporation in 1986. Mr. Lopker has served as our CEO and as a director of QAD since 1986.

	Shares Beneficially Owned Prior to this Offering				% of Total Voting Power Before This Offering(2)	Number of Shares of Class A Common Stock Being Offered	Shares Beneficially Owned After this Offering				% of Total Voting Power After This Offering(2)
	Class A		Class B				Class A		Class B
Name of Beneficial Owner	Shares(1)%		Shares(1)%				Shares	%	Shares	%
Pamela M. and Karl F. Lopker(3)	8,026,059	59.1	1,917,016	58.2	58.3	1,000,000	7,026,059	45.1	1,917,016	58.2	55.7

(1)	Pamela M. and Karl F. Lopker hold the following as of December 31, 2014: (i) 6,747,464 Class A and 1,730,307 Class B shares held jointly in the Lopker Living Trust, of which Mr. and Ms. Lopker are joint trustees; (ii) 5,084 Class A and 1,247 Class B shares held in the Lopker Family 1997 Charitable Remainder Trust of which Mr. and Ms. Lopker are joint trustees and officers; (iii) 361,140 Class A and 19,828 Class B shares held by the Lopker Family Foundation of which Ms. and Mr. Lopker are the Chief Executive Officer and the President, respectively, and members of the board of directors and (iv) Mr. Lopker holds 103,860 Class A and 30,441 Class B shares in his name only and Ms. Lopker holds 103,511 Class A and 30,193 Class B shares in her name only. In addition, Ms. Lopker, our Chairman and President, holds (and the share amounts in the table include) vested SARs or SARs which will vest within 60 days of December 31, 2014 to acquire in the aggregate 352,500 shares of Class A common stock and 52,500 shares of Class B common stock. Mr. Lopker holds (and the share amounts in the table include) vested SARs or SARs which will vest within 60 days of December 31, 2014 to acquire in the aggregate 352,500 shares of Class A common stock and 52,500 shares of Class B common stock. This table does not include shares held in trust for the Lopker’s adult children for which such children are trustees and hold voting and investment power.
(2)	Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class A common stock are entitled to 1/20th of one vote per share, and holders of our Class B common stock are entitled to one vote per share.
(3)	Shares that may be offered and sold pursuant to this prospectus supplement will be sold solely by the Lopker Living Trust, over which Mr. Lopker and Ms. Lopker exercise voting and investment control.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement, each of the underwriters named below has severally agreed to purchase from us and the selling stockholders the aggregate number of shares of Class A common stock set forth opposite their respective names below:

Underwriters	Number of Shares
Stifel, Nicolaus & Company, Incorporated
William Blair & Company, L.L.C.
Canaccord Genuity Inc.
The Benchmark Company, LLC
Total	3,000,000

Of the 3,000,000 shares to be purchased by the underwriters, 2,000,000 shares will be purchased from us and 1,000,000 shares will be purchased from the selling stockholders.

The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions, including approval of legal matters by counsel. The nature of the underwriters’ obligations commits them to purchase and pay for all of the shares of common stock listed above if any are purchased. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriting agreement provides that we and the selling stockholders will indemnify the underwriters against liabilities specified in the underwriting agreement under the Securities Act, or will contribute to payments that the underwriters may be required to make relating to these liabilities.

The underwriters expect to deliver the shares of common stock to purchasers on January   , 2015.

Option to Purchase Additional Shares

We have granted a 30-day option to the underwriters to purchase up to a total of 450,000 additional shares of our Class A common stock from us, at the public offering price, less the underwriting discounts and commissions payable by us, as set forth on the cover page of this prospectus supplement. If the underwriters exercise this option in whole or in part, then each of the underwriters will be separately committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of our Class A common stock in proportion to their respective commitments set forth in the table above. We will pay the expenses associated with the exercise of this option.

Commissions and Discounts

The underwriters propose to offer the shares of Class A common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and at this price less a concession not in excess of $    per share of Class A common stock to other dealers specified in a master agreement among underwriters who are members of the Financial Industry Regulatory Authority, Inc. After this offering, the offering price, concessions, and other selling terms may be changed by the underwriters. Our Class A common stock is offered subject to receipt and acceptance by the underwriters and to certain other conditions, including the right to reject orders in whole or in part.

The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us and the selling stockholders:

	Per Share	Total
		Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$	$	$
Underwriting discounts and commissions
Proceeds, before expenses, to us
Proceeds, before expenses, to selling stockholders

Pursuant to the terms of the underwriting agreement, we have also agreed to reimburse the underwriters for certain expenses, including reasonable fees and expenses of counsel, relating to certain aspects of this offering that will not exceed $50,000. The selling stockholders have agreed to pay the expenses they incur in this offering, including the fees and expenses of their counsel.

Indemnification of Underwriters

We and the selling stockholders will indemnify the underwriters against some civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the underwriting agreement. If we or the selling stockholders are unable to provide this indemnification, we and the selling stockholders will contribute to payments the underwriters may be required to make in respect of those liabilities.

No Sale of Similar Securities

The underwriters will require all of our directors and officers and the selling stockholders to agree not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock, except for the shares of Class A common stock offered in this offering, without the prior written consent of Stifel, Nicolaus & Company, Incorporated for a period of 90 days after the date of this prospectus supplement.

We have agreed that for a period of 90 days after the date of this prospectus supplement, we will not, without the prior written consent of Stifel, Nicolaus & Company, Incorporated, offer, sell or otherwise dispose of any shares of common stock, except for the shares of Class A common stock offered in this offering, the shares of common stock issuable upon exercise of outstanding equity grants on the date of this prospectus supplement, and the shares of our common stock that are issued under our equity incentive plans.

NASDAQ Market Listing

Our Class A common stock and Class B common stock are listed on the NASDAQ Global Select Market under the symbols “QADA” and “QADB,” respectively.

Short Sales, Stabilizing Transactions, and Penalty Bids

In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain, or otherwise affect the price of our common stock during and after this offering. Specifically, the underwriters may engage in the following activities in accordance with the rules of the SEC.

Short sales.    Short sales involve the sales by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are short sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. Naked short sales are any short sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

Stabilizing transactions.    The underwriters may make bids for or purchases of the shares for the purpose of pegging, fixing, or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

Penalty bids.    If the underwriters purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering. Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

The transactions above may occur on the NASDAQ Global Select Market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. If these transactions are commenced, they may be discontinued without notice at any time.

Electronic Distribution

A prospectus in electronic format may be made available on the internet sites or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates may in the future from time to time provide, investment banking and other financing and banking services to us, for which they may receive, customary fees and reimbursement for their expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus supplement and the accompanying prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;
•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives; or
•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive. For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus supplement and the accompanying prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

United Kingdom

This prospectus supplement and the accompanying prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (Qualified Investors) that are also (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order) or (2) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as relevant persons). This prospectus supplement and the accompanying prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Manatt, Phelps & Phillips, LLP. Goodwin Procter LLP has acted as counsel for the underwriters and Manatt, Phelps & Phillips, LLP has acted as counsel for the selling stockholders in connection with certain legal matters related to this offering.

EXPERTS

The consolidated financial statements, and the related consolidated financial statement schedule, of QAD Inc. and subsidiaries as of January 31, 2014 and 2013, and for each of the years in the three-year period ended January 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of January 31, 2014 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.demandware.com. Our website is not a part of this prospectus supplement and is not incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

This prospectus supplement and the accompanying prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus supplement for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information in this prospectus supplement or the accompanying prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement. We incorporate by reference into this prospectus supplement, the accompanying prospectus and the registration statement of which this prospectus supplement is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-35013):

•	our Annual Report on Form 10-K for the year ended January 31, 2014, filed with the SEC on April 14, 2014 (including information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 7, 2014);
•	our Quarterly Reports on Form 10-Q for the quarters ended April 30, 2014, July 31, 2014 and October 31, 2014, filed with the SEC on June 6, 2014, September 9, 2014 and December 4, 2014, respectively;
•	our Current Reports on Form 8-K filed with the SEC on April 17, 2014, June 12, 2014, June 16, 2014, June 17, 2014, July 17, 2014 and January 6, 2015 (but excluding the portions of such reports expressly noted as being furnished and not filed); and

•	The description of our shares of Class A common stock contained in our registration statement on Form 8-A (File No. 001-35013), filed with the SEC on December 16, 2010, and any amendments thereto.

All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus and to be part hereof from the date of filing of such reports and other documents.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” or may in the future “furnish” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus supplement or the accompanying prospectus.

We will furnish without charge to you (and any beneficial owner), on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:

QAD Inc.
100 Innovation Place
Santa Barbara, CA 93108
Attn: Corporate Secretary
(805) 566-6000

Prospectus

$125,000,000
Class A Common Stock
Preferred Stock
Debt Securities
Warrants
Units

2,000,000 Shares of Class A Common Stock
Offered by the Selling Stockholders

We may from time to time offer and sell any of the securities described in this prospectus, either individually or in combination, for total gross proceeds of up to $125,000,000. We may also offer and sell Class A common stock or preferred stock upon conversion of debt securities, Class A common stock upon conversion of preferred stock, or Class A common stock, preferred stock or debt securities upon the exercise of warrants. In addition, the selling stockholders identified in this prospectus, or any of the their transferees, donees, pledgees or other successors, may offer and sell from time to time up to 2,000,000 shares of our Class A common stock.

We will provide specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement, and any documents incorporated by reference, may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement, any documents incorporated by reference and any related free writing prospectus carefully before buying any of the securities being offered.

We may offer and sell these securities in the same offering or in separate offerings to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis at prices and on terms we determine at the time of any particular offering.

The selling stockholders, or any of their respective transferees, donees, pledgees or other successors, may offer and sell the Class A common stock from time to time directly or through underwriters, dealers and agents, or directly to purchasers, on a continued or delayed basis and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of Class A common stock by the selling stockholders.

Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol “QADA.” The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, of the securities covered by the applicable prospectus supplement. On September 29, 2014, the last reported sales price of our Class A Common Stock on the NASDAQ Global Select Market was $18.72 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained herein, in the applicable prospectus supplement and in any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus or any prospectus supplement before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 29, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell, either individually or in combination, in one or more offerings, any combination of the securities described in this prospectus, for total gross proceeds of up to $125,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus.

In addition, the selling stockholders may use this shelf registration statement to sell up to an aggregate of 2,000,000 shares of our Class A common stock from time to time. Unless otherwise provided in a prospectus supplement, we will not receive any proceeds from the sale of the shares by the selling stockholders. The selling stockholders may deliver a supplement with this prospectus, if required, to update the information contained in this prospectus. The selling stockholders may sell their shares of common stock through any means described in the section entitled “Plan of Distribution” or in any accompanying prospectus supplement. As used herein, the term “selling stockholders” includes the selling stockholders and any of their transferees, donees, pledgees or other successors.

We urge you to read carefully this prospectus, any applicable prospectus supplement and any free writing prospectuses we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference,” before investing in any of the securities being offered. You should rely only on the information contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplement, along with the information contained in any free writing prospectuses we have authorized for use in connection with a specific offering. We have not authorized anyone to provide you with different or additional information. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

The information appearing in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

References in this prospectus to “the Company,” “QAD,” “we”, “us” and “our” refer to QAD Inc., a Delaware corporation, and its consolidated subsidiaries, unless otherwise specified.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus including financial statements and other information incorporated by reference into the prospectus, the applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you, including the risks discussed under the heading “Risk Factors” contained in the applicable prospectus supplement and in any related free writing prospectus that we may authorize to be provided to you, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

QAD Inc.

QAD Inc. is a global provider of enterprise software solutions for manufacturers. We deliver our solutions both in the cloud and on-premise. We provide ongoing maintenance and support to our customers which ensures they have access to the latest features of our software and technical support. We provide professional services to assist customers in deploying, upgrading and optimizing our software so they can maximize the benefit they receive from our solutions in their operating environment. We provide our solutions to global manufacturing companies in the automotive, consumer products, food and beverage, high technology, industrial products and life sciences industries. Around the world more than 2,000 manufacturing companies use QAD solutions in their businesses.

At the core of our solutions is our enterprise resource planning (“ERP”) suite called QAD Enterprise Applications or MFG/PRO. Our ERP suite is also deployed in the cloud as QAD Cloud ERP. QAD Enterprise Applications supports the core business processes of our global manufacturing customers, including key functions in the following areas: financials, customer management, manufacturing, demand and supply chain planning, supply chain execution, transportation management, service and support, enterprise asset management, analytics, enterprise quality management, interoperability, process and performance, and internationalization. We also focus on the foundation and technology of our applications, such as user interface and usability.

QAD delivers enterprise business functionality in versions aligned to the specific needs of customers in the industries in which they operate: automotive, consumer products, food and beverage, high technology, industrial products and life sciences. Industry alignment offers significant added value to QAD’s customers. Further, QAD customers are able to combine on-premise and cloud-based solutions in a blended deployment model. In this model a customer may have some sites deployed in the cloud and some on-premise, delivering similar functionality and user experiences to all end-users and making it easier for existing customers to expand their footprint and migrate progressively to the cloud to meet their business needs.

QAD’s ability to deliver industry-aligned solutions in a customer defined, blended cloud/on-premise model gives it a unique competitive position.

We have four principal sources of revenue:

•	License purchases of our Enterprise Applications;
•	Subscription to our Enterprise Applications through our cloud offering in a software-as-a-service (SaaS) model as well as other hosted Internet applications;
•	Maintenance and support, including technical support, training materials, product enhancements and upgrades;
•	Professional services, including implementations, technical and application consulting, training, migrations and upgrades.

We operate primarily in the following four geographic regions: North America; Latin America; Europe, Middle East and Africa (EMEA); and Asia Pacific. In the first half of fiscal 2015, approximately 43% of our total revenue was generated in North America, 35% in EMEA, 16% in Asia Pacific and 6% in Latin America. At September 5, 2014, we employed approximately 1,630 employees worldwide, of which 610 employees were based in North America, 490 employees in EMEA, 460 employees in Asia Pacific and 70 employees in Latin America.

Company Information

We were founded in 1979, incorporated in California in 1986 and reincorporated in Delaware in 1997.

Our principal executive office is located at 100 Innovation Place, Santa Barbara, CA 93108, and our telephone number is (805) 566-6000. Our website address is www.qad.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus or part of any prospectus supplement.

Our Class A common stock is listed on The NASDAQ Global Select Market under the symbol “QADA.” The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on the NASDAQ Global Select Market or other securities exchange of the securities covered by the applicable prospectus supplement. Our Class B common stock is listed on The NASDAQ Global Select Market under the symbol “QADB.”

THE OFFERING

We may offer up to $125,000,000 of Class A common stock, preferred stock, debt securities, warrants or units in one or more offerings and in any combination. In addition, the selling stockholders may sell up to 2,000,000 shares of Class A common stock. This prospectus provides you with a general description of the securities we may offer and the selling stockholders may offer. Except in the case of certain offers and sales by the selling stockholders in circumstances described under “Plan of Distribution,” this prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement. We will not receive any proceeds from the sale of Class A common stock by the selling stockholders.

RISK FACTORS

We have included discussions of the risks, uncertainties and assumptions under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended January 31, 2014, which is incorporated by reference into this prospectus. See “Where You Can Find More Information” for an explanation of how to get a copy of this report. Additional risks related to our securities may also be described in a prospectus supplement and in any related free writing prospectus that we may authorize to be provided to you. Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risk factors we describe in any prospectus supplement and in any related free writing prospectus that we may authorize to be provided to you or in any report incorporated by reference into this prospectus or such prospectus supplement, including our Annual Report on Form 10-K for the year ended January 31, 2014, or any Annual Report on Form 10-K or Quarterly Report on Form 10-Q that is incorporated by reference into this prospectus or such prospectus supplement after the date of this prospectus. Although we discuss key risks in those risk factor descriptions, additional risks not currently known to us or that we currently deem immaterial also may impair our business. Our subsequent filings with the SEC may contain amended and updated discussions of significant risks. We cannot predict future risks or estimate the extent to which they may affect our financial performance. Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference in it, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934 as amended, or the Exchange Act. These statements may be made directly in this document or they may be made part of this document by reference to other documents filed with the SEC, which is known as “incorporation by reference.” You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “should,” “would,” “could,” “may” or other similar expressions in this prospectus or the documents incorporated herein by reference.

We caution investors that any forward-looking statements presented in this prospectus or the documents incorporated herein by reference, or those which we may make orally or in writing from time to time, are based on our beliefs and assumptions, as well as information currently available to us. Such statements are based on assumptions and the actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect. As a result, our actual future results can be expected to differ from our expectations, and those differences may be material. Accordingly, investors should use caution in relying on past forward-looking statements, which are based on known results and trends at the time they are made, to anticipate future results or trends.

Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include the matters set forth under the heading “Risk Factors” in this prospectus and the following:

•	evolving demand for our products and companion products;
•	the ability to sustain license and service demand;
•	fluctuation in revenue and earnings in the software industry;
•	the ability to leverage changes in technology;
•	the ability to sustain customer renewal rates at current levels;
•	third party opinions about us;
•	the reliability of estimates of transaction and integration costs and benefits;
•	competition in our industry;
•	delays in localizing the company's products for new or existing markets;
•	the ability to recruit and retain key personnel;

•	delays in sales;
•	changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix;
•	timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and
•	the global political environment.

This prospectus and all subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the dates that such statements are made except as required by law.

For more information about factors which can affect our forward-looking statements, see the heading “Risk Factors” in this prospectus, the information incorporated herein by reference and as set forth in any applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods presented:

	Year Ended January 31,					Six Months Ended July 31, 2014
(in millions)	2010	2011	2012	2013	2014
Ratio of earnings to fixed charges(1)(2)	$2.36	$4.03	$11.05	$7.86	$9.19	$3.80

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of pretax income from operations plus fixed charges. Fixed charges consist of interest expense and interest within rental expense.
(2)	We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we do not have any preferred stock outstanding as of the date of this prospectus.

USE OF PROCEEDS

Except as described in any applicable prospectus supplement, we currently intend to use the net proceeds from the sale of the securities offered by us hereunder, if any, for general corporate purposes, which may include working capital, capital expenditures, financing commercial activities, repayment, refinancing or redemption of other indebtedness, and strategic acquisitions and alliances, if any.

The amounts and timing of our use of the net proceeds from this offering will depend on a number of factors including progress of our business, technological advances and the competitive environment in which we operate. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from the sale of the securities offered by us hereunder and the applicable prospectus supplement. Accordingly, our management will have broad discretion in the timing and application of these proceeds. Pending application of the net proceeds as described above, we intend to temporarily invest any proceeds in short-term, interest-bearing instruments or marketable securities.

We will not receive any proceeds from the sale of Class A common stock by the selling stockholders pursuant to this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following description of our Class A common stock and preferred stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the common stock and the preferred stock that we may offer pursuant to this prospectus. While the terms we have summarized below will apply generally to any future Class A common stock or preferred stock that we may offer, we will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement. For the complete terms of our Class A common stock and preferred stock, please refer to our current certificate of incorporation, as amended, or our bylaws, as amended, which are exhibits to the registration statement of which this prospectus is a part. The terms of these securities may also be affected by the General Corporation Law of the State of Delaware. The summary below and that contained in any prospectus supplement is qualified in its entirety by reference to our certificate of incorporation and our bylaws, as either may be amended from time to time after the date of this prospectus, but before the date of any such prospectus supplement.

Authorized Capitalization

Our authorized capital stock consists of 71,000,000 shares of Class A common stock, $0.001 par value per share, 4,000,000 shares of Class B common stock, $0.001 par value per share and 5,000,000 shares of preferred stock, $0.001 par value per share. As of September 5, 2014, we had 12,861,006 shares of Class A common stock outstanding, 3,188,355 shares of Class B common stock outstanding and no shares of our preferred stock outstanding. Our authorized shares of Class A and Class B common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not so required, our board of directors may determine not to seek stockholder approval.

Common Stock

The holder of each share of our Class A common stock is entitled to 1/20th of one vote on each matter presented to our stockholders or in connection with any action by written consent of the stockholders. Each share of our Class B common stock entitles the holder thereof to one vote on all matters on which stockholders are entitled to vote, including the election of directors. The Class A common stock and the Class B common stock vote on all matters as a single class, except as otherwise set forth below or as required by applicable law.

Under Delaware law, the holders of our Class A common stock and the Class B common stock are each entitled to vote as a separate class on any amendments to our certificate of incorporation which would (i) increase or decrease the aggregate number of authorized shares of such class, (ii) increase or decrease the par value of the shares of such class, or (iii) amend the powers, preferences, or special rights of the shares of such class so as to affect such class adversely. Under Delaware law, such amendments would require the affirmative vote of a majority of the Class A common stock outstanding and entitled to vote on the amendment or the affirmative vote of a majority of the Class B common stock entitled to vote on the amendment, as applicable.

In addition to any vote required by applicable law, the consent of the holders of the Class A common stock, voting as a separate class, is required in order to (i) increase the number of authorized shares of Class B common stock, (ii) amend any of the powers, preferences or special rights of the Class A common stock (whether by merger, consolidation or otherwise), (iii) amend any of the powers, preferences or special rights of the Class B common stock (whether by merger, consolidation or otherwise) to the extent that such amendment would affect the holders of the Class A common stock adversely or (iv) effect any reverse stock split that would have any adverse effect on the holders of the Class A common stock. Consequently, in circumstances where holders of Class B common stock are otherwise entitled under Delaware law to approve certain proposals without the approval of the Class A common stock, if the holders of Class A common stock are adversely affected thereby, holders of Class A common stock, by withholding any required approval as a separate class, could nevertheless defeat such a proposal notwithstanding that holders of Class B common stock vote in favor of the proposal.

Subject to the rights of any holder of any our series of preferred stock, dividends may be paid to holders of one class of Common Stock only if a dividend is simultaneously paid to holders of the other class of Common Stock. The amount of any dividend payable in cash or in non-cash property of the Company (or any dividend in which stockholders have the option of receiving such dividend in the form of cash) with respect to a share of Class A common stock will be equal to 120% of the amount of any such dividend payable with respect to a share of the Class B common stock other than dividends declared by the Board for the purposes of either distributing all or some portion of the proceeds received by us (including cash and non-cash property) from any material transaction not in the ordinary course of business or effecting a spin-off of a subsidiary of our company. Dividends in respect of any such material transaction or spin-off will be paid ratably, on a per share basis, among the holders of all of our Common Stock. If our Board determines to provide the record holders of one class of Common Stock the option to receive a dividend in the form of cash or our capital stock, the same option must be simultaneously provided to the other class of Common Stock, subject to the requirement that the record holders of Class A common stock receive a greater amount of such dividend as provided above.

Dividends on our Common Stock payable only in our stock (or rights to acquire our stock) may be made only as follows: (i) in shares of Class A common stock (or rights to acquire Class A common stock) to the holders of Class A common stock and to the holders of Class B common stock; (ii) solely in connection with a proportionate dividend to effect a split of the Common Stock, in shares of Class A common stock to the holders of Class A common stock and in shares of Class B common stock to the holders of Class B common stock; or (iii) in any other authorized class or series of our capital stock (or rights to acquire any other authorized class or series of capital stock of the Company) to the holders of both classes of Common Stock. In addition, such dividends payable in stock of the Company (or rights to acquire stock of the Company) may be paid to holders of one class of Common Stock only if such stock dividends are payable to holders of both classes of Common Stock simultaneously.

We may split, subdivide or combine the outstanding shares of Class A common stock or Class B common stock only if the outstanding shares of the other class of Common Stock are proportionally split, subdivided or combined in the same manner and on the same basis. Other than with respect to such proportional reclassification in connection with any such split, subdivision or combination of shares of outstanding Common Stock as provided above, the holders of Class A common stock will be entitled to be treated identically to the holders of Class B common stock on a per share basis in any reclassification or recapitalization of the Common Stock.

Upon our liquidation, dissolution or winding up, the holders of Class A common stock and the holders of Class B common stock would share ratably, on a per share basis, in our net assets of the Company available for distribution to holders of Common Stock.

Holders of Class A common stock are entitled to receive an amount and form of consideration per share no less favorable than the per share consideration, if any, received by any holder of Class B common stock in any merger, business combination or consolidation involving us (whether or not we are the surviving entity) or any of its subsidiaries, or any sale, lease or exchange or all or substantially all of our assets or any of our subsidiaries, whether or not executed by way of a single transaction or a series of related transactions.

Neither the Class A common stock nor the Class B common stock is convertible into another class of Common Stock or any other security of ours, except that all outstanding shares of Class A common stock may be converted into Class B common stock on a share-for-share basis, at the discretion of our Board, if, as a result of any statute, law, regulation, court order, legal process or rule interpretation of a national securities exchange, either the Class A common stock or Class B common stock is, or both are, excluded from listing on Nasdaq or, if such shares are then listed on any other national securities exchanges, from trading on the principal national securities exchange on which the shares are then traded. In making this determination, the Board may conclusively rely on any information or documentation available to it, including filings made with the SEC, any stock exchange, Nasdaq or any other governmental or regulatory agencies or any written instrument purporting to be authentic.

We may purchase, repurchase, exchange, redeem or otherwise acquire shares of either class of Common Stock at any time for such consideration as the Board determines in its business judgment, out of funds legally available therefor, whether or not less consideration could be paid upon the purchase of the same number of shares of the other class of Common Stock. Notwithstanding the foregoing, if at any time we publicly announce an issuer self-tender offer to concurrently purchase shares of both Class A common stock and Class B common stock, we are required to tender to purchase Class A common stock at a price and on terms no less favorable than the price and terms for the Class B common stock.

We will fix the designations, voting powers, preferences and rights of the preferred stock of each series we issue under this prospectus, as well as the qualifications, limitations or restrictions thereof, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that contains the terms of the series of preferred stock we are offering. We will describe in the applicable prospectus supplement the terms of the series of preferred stock being offered, including, to the extent applicable:

•	the title and stated value;
•	the number of shares we are offering;
•	the liquidation preference per share;
•	the purchase price;
•	the dividend rate, period and payment date and method of calculation for dividends;
•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;
•	the procedures for any auction and remarketing, if applicable;
•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;
•	any listing of the preferred stock on any securities exchange or market;
•	whether the preferred stock will be convertible into our Class A common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;
•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;
•	voting rights of the preferred stock;
•	preemptive rights, if any;
•	restrictions on transfer, sale or other assignment;
•	whether interests in the preferred stock will be represented by depositary shares;
•	a discussion of material United States federal income tax considerations applicable to the preferred stock;
•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;
•	any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and
•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

The preferred stock will, if and when issued, be fully paid and non-assessable.

Anti-Takeover Provisions

Voting Control

We are controlled by our principal stockholders Pamela Lopker and Karl Lopker, who are also our Chairman of the Board and President and our Chief Executive Officer, respectively. As of September 5, 2014, Karl Lopker and Pamela Lopker jointly and beneficially owned approximately 60% of the voting power of our outstanding Class A and Class B common stock. Currently they have sufficient voting control to determine the outcome of a stockholder vote concerning: the election and removal of all members of our board of directors, who determine our management and policies; the merger, consolidation or sale of us or all of our assets; and all other matters requiring stockholder approval, regardless of how our other stockholders vote their shares. This concentrated control limits the ability of our other stockholders to influence corporate matters and also limits the liquidity of the shares owned by other stockholders. In addition, this concentrated control could discourage others from initiating potential merger, takeover or other change of control transactions and transactions could be pursued that our other stockholders do not view as beneficial. As a result, the market price of our Class A and Class B common stock can be adversely affected.

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 imposes a supermajority vote in order for a publicly held Delaware corporation to engage in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination was approved by our board of directors prior to the time such person became interested. The vote required is two-thirds of the voting power not held by the interested stockholder. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” or the sale of more than 10% of our assets to the interested stockholder. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting power and any entity or person affiliated with or controlling or controlled by such entity or person.

Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our chairman of the board, our chief executive officer or our board of directors. In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Super-Majority Vote

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation and bylaws provide that the affirmative vote of at least 66-2/3 percent of the outstanding voting power of our then outstanding voting stock is required to amend, repeal or adopt certain provisions of our certificate of incorporation and bylaws relating to among other things, amendments to our charter documents, indemnification, notice of stockholder nominations, and rules and terms of directors and meetings of directors unless such changes are approved by a majority of the directors not affiliated or associated with any person, other than Pamela and Karl Lopker, holding (or which has announced an intent to acquire) 20% or more of the voting power of our then outstanding voting stock, voting together as a single class. These provisions could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

Authorized but Unissued Shares

The authorized but unissued shares of Class A common stock, Class B common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of The NASDAQ Global Select Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Class A common stock, Class B common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Listing on The NASDAQ Global Select Market

Our Class A common stock is listed on The NASDAQ Global Select Market under the symbol “QADA”. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on The NASDAQ Global Select Market or any securities market or other exchange of the securities covered by such prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement and in any related free writing prospectus that we may authorize to be distributed to you. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indenture, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue the debt securities under the indenture that we will enter into with the trustee named in the indenture. The indenture will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

The summary below and that contained in any prospectus supplement is qualified in its entirety by reference to all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indenture that contains the terms of the debt securities.

General

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with “original issue discount,” or OID, for U.S. federal income tax purposes because of interest payment and other characteristics or terms of the debt securities. Material U.S. federal income tax considerations applicable to debt securities issued with OID will be described in more detail in any applicable prospectus supplement.

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•	the title of the series of debt securities;
•	any limit upon the aggregate principal amount that may be issued;
•	the maturity date or dates;
•	the form of the debt securities of the series;
•	the applicability of any guarantees;
•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;
•	whether the debt securities rank as senior debt, senior subordinated debt, subordinated debt or any combination thereof, and the terms of any subordination;
•	if the price (expressed as a percentage of the aggregate principal amount thereof) at which such debt securities will be issued is a price other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or if applicable, the portion of the principal amount of such debt securities that is convertible into another security or the method by which any such portion shall be determined;

•	the interest rate or rates, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;
•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;
•	if applicable, the date or dates after which, or the period or periods during which, and the price or prices at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;
•	the date or dates, if any, on which, and the price or prices at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;
•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;
•	any and all terms, if applicable, relating to any auction or remarketing of the debt securities of that series and any security for our obligations with respect to such debt securities and any other terms which may be advisable in connection with the marketing of debt securities of that series;
•	whether the debt securities of the series shall be issued in whole or in part in the form of a global security or securities; the terms and conditions, if any, upon which such global security or securities may be exchanged in whole or in part for other individual securities; and the depositary for such global security or securities;
•	if applicable, the provisions relating to conversion or exchange of any debt securities of the series and the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the conversion or exchange price, as applicable, or how it will be calculated and may be adjusted, any mandatory or optional (at our option or the holders’ option) conversion or exchange features, the applicable conversion or exchange period and the manner of settlement for any conversion or exchange;
•	if other than the full principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof;
•	additions to or changes in the covenants applicable to the particular debt securities being issued, including, among others, the consolidation, merger or sale covenant;
•	additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest, if any, with respect to such securities to be due and payable;
•	additions to or changes in or deletions of the provisions relating to covenant defeasance and legal defeasance;
•	additions to or changes in the provisions relating to satisfaction and discharge of the indenture;
•	additions to or changes in the provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;
•	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars;
•	whether interest will be payable in cash or additional debt securities at our or the holders’ option and the terms and conditions upon which the election may be made;
•	the terms and conditions, if any, upon which we will pay amounts in addition to the stated interest, premium, if any and principal amounts of the debt securities of the series to any holder that is not a “United States person” for federal tax purposes;

•	any restrictions on transfer, sale or assignment of the debt securities of the series; and
•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, any other additions or changes in the provisions of the indenture, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our Class A common stock or our other securities or other property or assets. We will include provisions as to settlement upon conversion or exchange and whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities or units of other property or assets that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indenture will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indenture or the debt securities, as appropriate.

Events of Default Under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indenture with respect to any series of debt securities that we may issue:

•	if we fail to pay any installment of interest on any series of debt securities, as and when the same shall become due and payable, and such default continues for a period of 90 days; provided, however, that a valid extension of an interest payment period by us in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of interest for this purpose;
•	if we fail to pay the principal of, or premium, if any, on any series of debt securities as and when the same shall become due and payable whether at maturity, upon redemption, by declaration or otherwise, or in any payment required by any sinking or analogous fund established with respect to such series; provided, however, that a valid extension of the maturity of such debt securities in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of principal or premium, if any;
•	if we fail to observe or perform any other covenant or agreement contained in the debt securities or the indenture, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive written notice of such failure, requiring the same to be remedied and stating that such is a notice of default thereunder, from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and
•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indenture, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and
•	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies only if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;
•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee; and
•	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indenture.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters:

•	to cure any ambiguity, defect or inconsistency in the indenture or in the debt securities of any series;
•	to comply with the provisions described above under “Description of Debt Securities—Consolidation, Merger or Sale;”
•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;
•	to add to our covenants, restrictions, conditions or provisions such new covenants, restrictions, conditions or provisions for the benefit of the holders of all or any series of debt securities, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default or to surrender any right or power conferred upon us in the indenture;
•	to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;
•	to make any change that does not adversely affect the interests of any holder of debt securities of any series in any material respect;
•	to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided above under “Description of Debt Securities—General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment under any indenture by a successor trustee; or
•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act.

In addition, under the indenture, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of any debt securities of any series;
•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any series of any debt securities; or
•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	provide for payment;
•	register the transfer or exchange of debt securities of the series;
•	replace stolen, lost or mutilated debt securities of the series;
•	pay principal of and premium and interest on any debt securities of the series;
•	maintain paying agencies;
•	hold monies for payment in trust;
•	compensate and indemnify the trustee; and
•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indenture provides that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or another depositary named by us and identified in a prospectus supplement with respect to that series. To the extent the debt securities of a series are issued in global form and as book-entry, a description of terms relating will be set forth in the applicable prospectus supplement.

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or
•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the trustee as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase Class A common stock or preferred stock or warrants to purchase debt securities. Warrants may be issued independently or together with other securities offered under any prospectus supplement. The following description, together with the additional information that we include in any applicable prospectus supplement and in any related free writing prospectus that we may authorize to be distributed to you, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which may be issued in one or more series. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement and in any related free writing prospectus that we may authorize to be distributed to you. The following description of warrants will apply to the warrants offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of warrants may specify different or additional terms.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the particular series of warrants we are offering, and any supplemental agreements, before the issuance of such warrants.

The summary below and that contained in any prospectus supplement is qualified in its entirety by reference to all of the provisions of the warrant and/or the warrant agreement and warrant certificate, as applicable, applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the warrants that we may offer under this prospectus, as well as the complete warrant and/or the warrant agreement and warrant certificate, as applicable, that contains the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

•	the offering price and aggregate number of warrants offered;
•	the currency for which the warrants may be purchased;
•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;
•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;
•	in the case of warrants to purchase Class A common stock or preferred stock, the number of shares of Class A common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;
•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;
•	the terms of any rights to redeem or call the warrants;
•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
•	the dates on which the right to exercise the warrants will commence and expire;
•	the manner in which the warrant agreements and warrants may be modified;
•	a discussion of any material or special U.S. federal income tax considerations of holding or exercising the warrants;
•	the terms of the securities issuable upon exercise of the warrants; and
•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or
•	in the case of warrants to purchase Class A common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. The warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered. Unless we otherwise specify in the applicable prospectus supplement, warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment and the warrant or warrant certificate, as applicable, properly completed and duly executed at the corporate trust office of the warrant agent, if any, or any other office, including ours, indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the securities purchasable upon such exercise. If less than all of the warrants (or the warrants represented by such warrant certificate) are exercised, a new warrant or a new warrant certificate, as applicable, will be issued for the remaining warrants.

Enforceability of Rights by Holders of Warrants

Each warrant agent, if any, will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A warrant agent may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

Governing Law

Unless we otherwise specify in the applicable prospectus supplement, the warrants and any warrant agreements will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF UNITS

We may issue units consisting of any combination of our Class A common stock, preferred stock, debt securities and warrants. We will issue each unit so that the holder of the unit is also the holder of each security included in the unit. As a result, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The summary below and that contained in any prospectus supplement is qualified in its entirety by reference to all of the provisions of the unit agreement and/or unit certificate, and depositary arrangements, if applicable. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the units that we may offer under this prospectus, as well as the complete unit agreement and/or unit certificate, and depositary arrangements, as applicable, that contain the terms of the units.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement and/or unit certificate, and depositary arrangements, as applicable, that contain the terms of the particular series of units we are offering, and any supplemental agreements, before the issuance of such units.

The applicable prospectus supplement, information incorporated by reference or free writing prospectus may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities composing the units;
•	whether the units will be issued in fully registered or global form; and
•	any other terms of the units.

The applicable provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities” and “Description of Warrants” above, will apply to each unit and to each security included in each unit, respectively.

SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the selling stockholders’ beneficial ownership of our common stock as of September 5, 2014.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling stockholders have joint voting and investment power with respect to all shares of Class A common stock or Class B common stock that they beneficially own, subject to applicable community property laws. Based on the information provided to us by the selling stockholders, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

Applicable percentage ownership is based on 12,861,006 shares of Class A common stock and 3,188,355 shares of Class B common stock outstanding as of September 5, 2014. In computing the number of shares of common stock beneficially owned by the selling stockholders and the percentage ownership of the selling stockholders, we deemed to be outstanding all shares of common stock subject to SARs or RSU’s or other securities held by the selling stockholders that are currently exercisable or releasable or that will become exercisable or releasable within 60 days of September 5, 2014.

The address of the selling stockholders is c/o QAD, Inc.,100 Innovation Place, Santa Barbara, California 93108. Ms. Lopker founded QAD in 1979 and has been Chairman of the Board and President since the Company's incorporation in 1981. Mr. Lopker has served as our CEO and as a director of QAD since 1981.

	Shares Beneficially Owned Prior to this Offering				% of Total Voting Power Before This Offering(2)	Number of Shares of Class A Common Stock Being Offered	Shares Beneficially Owned After this Offering				% of Total Voting Power After This Offering(2)
	Class A		Class B				Class A		Class B
Name of Beneficial Owner	Shares(1)%		Shares(1)%				Shares	%	Shares	%
Pamela M. and Karl F. Lopker(3)	7,961,059	59	1,917,016	58.2	58.3	2,000,000	5,961,059	44.2	1,917,016	58.2	55.8

(1)	Pamela M. and Karl F. Lopker hold the following as of September 5, 2014: (i) 6,788,464 Class A and 1,730,307 Class B shares held jointly in the Lopker Living Trust, of which Mr. and Ms. Lopker are joint trustees; (ii) 5,084 Class A and 1,247 Class B shares held in the Lopker Family 1997 Charitable Remainder Trust of which Mr. and Ms. Lopker are joint trustees and officers; (iii) 330,140 Class A and 19,828 Class B shares held by the Lopker Family Foundation of which Ms. and Mr. Lopker are the Chief Executive Officer and the President, respectively, and members of the Board of Directors and (iv) Mr. Lopker holds 103,860 Class A and 30,441 Class B shares in his name only and Ms. Lopker holds 103,551 Class A and 30,193 Class B shares in her name only. In addition, Ms. Lopker, our Chairman and President, holds (and the share amounts in the table include) vested SARs or SARs which will vest within 60 days of September 5, 2014 to acquire in the aggregate 315,000 shares of Class A common stock and 52,500 shares of Class B common stock. Mr. Lopker holds (and the share amounts in the table include) vested SARs or SARs which will vest within 60 days of September 5, 2014 to acquire in the aggregate 315,000 shares of Class A common stock and 52,500 shares of Class B common stock. This table does not include shares held in trust for the Lopker’s adult children for which such children are trustees and hold voting and investment power.
(2)	Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class A common stock are entitled to 1/20th of one vote per share, and holders of our Class B common stock are entitled to one vote per share.
(3)	Shares that may be offered and sold pursuant to this prospectus include shares held by Mr. and Ms. Lopker individually; the Lopker Living Trust; the Lopker Family 1997 Charitable Remainder Trust and the Lopker Family Foundation, in each case of which Mr. and Ms. Lopker exercise voting and investment control.

PLAN OF DISTRIBUTION

We or the selling stockholders (and any of their pledgees, donees, transferees, assignees and sucessors-in-interest) may offer and sell the securities in any one or more of the following ways:

•	to or through underwriters, brokers or dealers (acting as agent or principal);
•	directly to one or more other purchasers;
•	upon the exercise of rights distributed or issued to our security holders;
•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	in “at the market” offerings within the meanings of Rule 415(a)(4) under the Securities Act of 1933 or through a market maker or into an existing market, on an exchange, or otherwise;
•	directly to purchasers, through a specific bidding or auction process, on a negotiated basis or otherwise;
•	through agents on a best-efforts basis;
•	through any other method permitted pursuant to applicable law; or
•	otherwise through a combination of any of the above methods of sale.

In addition, we or the selling stockholders may enter into option, share lending or other types of transactions that require us or such selling stockholders, as applicable, to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus. We or the selling stockholders may also enter into hedging transactions with respect to our securities or the securities of such selling stockholders, as applicable. For example, we or the selling stockholders may enter into option or other types of transactions that require us or the selling stockholders, as applicable, to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus; or loan or pledge the shares of common stock to an underwriter, broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

Any selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale of shares of common stock covered by this prospectus.

We or the selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or such selling stockholders, as applicable, or borrowed from us, such selling stockholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or selling stockholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or the selling stockholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or the securities of such selling stockholders, as applicable, or in connection with a concurrent offering of other securities.

Shares of common stock may also be exchanged for satisfaction of the selling stockholders’ obligations or other liabilities to their creditors. Such transactions may or may not involve brokers or dealers.

If we or the selling stockholders use any underwriter, we will provide a prospectus supplement that will name any underwriter involved in the offer and sale of the securities. If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account. The prospectus supplement will also set forth the terms of the offering, including:

•	the purchase price of the securities and the proceeds we or such selling stockholders, as applicable, will receive from the sale of the securities;
•	any underwriting discounts and other items constituting underwriters’ compensation;
•	any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to dealers;
•	any commissions allowed or paid to agents;
•	any securities exchanges on which the securities may be listed;
•	the method of distribution of the securities;
•	the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and
•	any other information we think is important.

The securities may be sold from time to time by us or the selling stockholders in one or more transactions:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to such prevailing market prices;
•	at varying prices determined at the time of sale; or
•	at negotiated prices.

Such sales may be effected:

•	in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in transactions in the over-the-counter market;
•	in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;
•	through the writing of options; or
•	through other types of transactions.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

The selling stockholders might not sell any shares of common stock under this prospectus. In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.

The securities may be sold directly by us or the selling stockholders or through agents designated by us or such selling stockholders, as applicable, from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us or such selling stockholders, as applicable, to such agent will be set forth in, the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made by us or by selling stockholders directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer. If indicated in the applicable prospectus supplement, underwriters, dealers or agents will be authorized to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date on the terms set forth in the applicable prospectus supplement.

Selling stockholders and broker-dealers or agents involved in an arrangement to sell any of the offered securities may, under certain circumstances, be deemed to be “underwriters” within the meaning of the Securities Act. Any profit on such sales and any discount, commission, concession or other compensation received by any such underwriter, broker-dealer or agent may be deemed an underwriting discount and commission under the Exchange Act. No selling stockholder has informed us that they have an agreement or understanding, directly or indirectly, with any person to distribute the Series A common stock. If a selling stockholder should notify us that they have a material arrangement with a broker-dealer for the resale of their shares, we may be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreement between the selling stockholder and broker-dealer or agent, provide required information regarding the plan of distribution, and otherwise revise the disclosure in this prospectus as needed. We also may be required to file the agreement between the selling stockholder and the broker-dealer as an exhibit to the registration statement. Except as indicated in the applicable prospectus supplement, the selling stockholder and/or purchasers will pay all discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the shares of such Series A common stock.

Some of the underwriters, dealers or agents used by us or the selling stockholders in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us or such selling stockholders, as applicable, or affiliates of ours or theirs, as applicable, in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us or the selling stockholders to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and to be reimbursed by us or such selling stockholders for certain expenses.

Any securities initially sold outside the U.S. may be resold in the U.S. through underwriters, dealers or otherwise.

Any underwriters to which offered securities are sold by us or the selling stockholders for public offering and sale may make a market in such securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time.

The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission, agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed such amounts as is determined to be unfair or unreasonable under applicable FINRA rules.

No FINRA member may participate in any offering of securities made under this prospectus if such member has a conflict of interest under FINRA Rule 5121 unless a qualified independent underwriter has participated in the offering or the offering otherwise complies with FINRA Rule 5121.

To comply with the securities laws of some states, if applicable, the securities that may be offered pursuant to this prospectus may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

All securities we may offer pursuant to this prospectus, other than Class A common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters or agents that are qualified market makers may engage in passive market making transactions in the Class A common stock in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of our Class A common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus, and any supplement thereto, will be passed upon for us by Manatt, Phelps & Phillips LLP, Los Angeles, California. The legality of the securities for any underwriters, dealers or agents will be passed upon by counsel as may be specified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements, and the related consolidated financial statement schedule, of QAD Inc. and subsidiaries as of January 31, 2014 and 2013, and for each of the years in the three-year period ended January 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of January 31, 2014 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-35013):

•	our Annual Report on Form 10-K for the year ended January 31, 2014, filed with the SEC on April 14, 2014 (including information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 7, 2014);
•	our Quarterly Reports on Form 10-Q for the quarters ended April 30, 2014, and July 31, 2014, filed with the SEC on June 6, 2014, and September 9, 2014, respectively;
•	our Current Reports on Form 8-K filed with the SEC on March 13, 2014, April 17, 2014, May 29, 2014, June 12, 2014, June 16, 2014, June 17, 2014, July 17, 2014 and August 26, 2014 (but excluding the portions of such reports expressly noted as being furnished and not filed);
•	The description of our shares of Class A common stock contained in our registration statement on Form 8-A, filed with the SEC on December 16, 2010, and any amendments thereto.

We also incorporate by reference any future filings (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to you (and any beneficial owner), on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:

QAD Inc.
100 Innovation Place
Santa Barbara, CA 93108
Attn: Corporate Secretary
(805) 566-6000

3,000,000 Shares
Class A Common Stock

PROSPECTUS

        , 2015

Stifel	William Blair	Canaccord Genuity

Benchmark